                        RECEIVABLES PURCHASE AGREEMENT



                                     among



                     IMPERIAL SECURITIZATION CORPORATION,

                                  as Seller,

                         IMPERIAL DISTRIBUTING, INC.,

                                  as Servicer


                            IMPERIAL SUGAR COMPANY,

                           as Performance Guarantor,


                         FAIRWAY FINANCE CORPORATION,

                                 as Purchaser,


                                      and


                        NESBITT BURNS SECURITIES INC.,

                                   as Agent.

                               TABLE OF CONTENTS

                                                                          PAGE

                                  ARTICLE I.
                      AMOUNTS AND TERMS OF THE PURCHASES

1.1.  Purchase Facility                                                        1
1.2.  Making Purchases                                                         2
1.3.  Participation Computation                                                2
1.4.  Settlement Procedures                                                    3
1.5.  Fees                                                                     7
1.6.  Payments and Computations, Etc                                           7
1.7.  Dividing or Combining Portions of the Investment of the Participation    8
1.8.  Increased Costs                                                          9
1.9.  Requirements of Law                                                      9
1.10. Inability to Determine Eurodollar Rate                                  11

                                  ARTICLE II.
                  REPRESENTATIONS AND WARRANTIES; COVENANTS;
                              TERMINATION EVENTS

2.1.  Representations and Warranties; Covenants                               11
2.2.  Termination Events                                                      11

                                 ARTICLE III.
                                INDEMNIFICATION

3.1.  Indemnities by the Seller                                               12
3.2.  Performance Guaranty                                                    14

                                  ARTICLE IV.
                        ADMINISTRATION AND COLLECTIONS

4.1.  Appointment of Servicer                                                 16
4.2.  Duties of Servicer                                                      17
4.3.  Establishment and Use of Certain Accounts                               17
4.4.  Enforcement Rights                                                      18
4.5.  Responsibilities of the Seller                                          19
4.6.  Servicing Fee                                                           19

                                  ARTICLE V.
                                 MISCELLANEOUS

5.1.  Amendments, Etc.                                                        20
5.2.  Notices, Etc                                                            20
5.3.  Assignability                                                           20
5.4.  Costs, Expenses and Taxes                                               21

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                          PAGE

5.5.   No Proceedings; Limitation on Payments                                 21
5.6.   Confidentiality                                                        22
5.7.   GOVERNING LAW AND JURISDICTION                                         22
5.8.   Execution in Counterparts                                              22
5.9.   Survival of Termination                                                23
5.10.  WAIVER OF JURY TRIAL                                                   23
5.11.  ENTIRE AGREEMENT.                                                      23
5.12.  Headings                                                               23
5.13.  Oral Agreements                                                        23
5.14.  Purchaser's Liabilities                                                23
5.15.  Termination                                                            23

EXHIBITS

Exhibit I     Definitions                                                    I-1
Exhibit II    Conditions of Purchases                                       II-1
Exhibit III   Representations and Warranties                               III-1
Exhibit IV    Covenants                                                     IV-1
Exhibit V     Termination Events                                             V-1

SCHEDULES

Schedule I    Credit and Collection Policy                                   I-1
Schedule II   Lock-Box Bank and Lock-Box Account                            II-1
Schedule III  Trade Names                                                  III-1
Schedule IV   Accounting Periods                                            IV-1

Annex A       Form of Lockbox Agreement
Annex B       Form of Notice of Purchase
Annex C       Form of Collection Account Agreement
Annex D       Form of Liquidation Account Agreement
Annex E       Form of Servicer Report
Annex F       Form of Participation Report

                        RECEIVABLES PURCHASE AGREEMENT


     This RECEIVABLES PURCHASE AGREEMENT (this "Agreement") is entered into as of June 30, 1999 among IMPERIAL SECURITIZATION CORPORATION, a Delaware corporation, as seller (the "Seller"), IMPERIAL DISTRIBUTING, INC., a Delaware corporation ("IDI"), as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the "Servicer") and IMPERIAL SUGAR COMPANY, ("Imperial"), as guarantor (in such capacity, together with its successors and permitted assigns in such capacity, the "Performance Guarantor"), FAIRWAY FINANCE CORPORATION, a Delaware corporation (the "Purchaser"), and NESBITT BURNS SECURITIES INC., a Delaware corporation ("Nesbitt Burns") as agent for the Purchaser (in such capacity, together with its successors and assigns in such capacity, the "Agent").

     PRELIMINARY STATEMENTS. Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I to this Agreement.
References in the Exhibits hereto to "the Agreement" refer to this Agreement, as amended, modified or supplemented from time to time.

     The Seller desires to sell, transfer and assign an undivided variable percentage interest in a pool of receivables, and the Purchaser desires to acquire such undivided variable percentage interest, as such percentage interest shall be adjusted from time to time based upon, in part, reinvestment payments which are made by the Purchaser and additional incremental payments made to the Seller.

     In consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:


                                   ARTICLE I

                      AMOUNTS AND TERMS OF THE PURCHASES

     Section 1.1. Purchase Facility. (a) On the terms and conditions hereinafter set forth, the Purchaser hereby agrees to purchase and make reinvestments of undivided percentage ownership interests with regard to the Participation from the Seller from time to time during the period from the date hereof to the Facility Termination Date. Under no circumstances shall the Purchaser make any such purchase or reinvestment if, after giving effect to such purchase or reinvestment, the aggregate outstanding Investment of the Participation would exceed the Purchase Limit.

     (b) The Seller may, upon at least 30 Business Days' notice to the Agent, terminate the purchase facility provided in this Section 1 in whole or, from time to time, irrevocably reduce in part the unused portion of the Purchase Limit; provided that each partial reduction shall be in the amount of at least $1,000,000, or an integral multiple of $100,000 in excess thereof.


     Section 1.2. Making Purchases. (a) Each purchase (but not reinvestments) of undivided ownership interests with regard to the Participation hereunder shall be made upon the Seller's irrevocable written notice in the form of Annex B delivered to the Agent in accordance with Section 5.2 (which notice must be received by the Agent prior to 11:00 a.m., Chicago time) on the second Business Day next preceding the date of such proposed purchase. Each such notice of any such proposed purchase shall specify the desired amount and date of such purchase and the desired duration of the initial Yield Period for the resulting Participation. The Seller shall select the duration of such initial Yield Period, and each subsequent Yield Period subject to the Agent's approval and in the Agent's sole discretion; provided that it shall use reasonable efforts, taking into account market conditions, to accommodate Seller's preferences.


     (b) On the date of each purchase (but not reinvestments) of undivided ownership interests with regard to the Participation hereunder, the Purchaser shall, upon satisfaction of the applicable conditions set forth in Exhibit II hereto, make available to the Agent at its office at 111 West Monroe Street, Chicago, Illinois 60603, the amount of such purchase (set forth in each notice delivered in accordance with Section 1.2(a)) in same day funds, and after the Agent's receipt of such funds, the Agent shall make such funds immediately available to the Seller at the Collection Account.

     (c) Effective on the date of each purchase pursuant to this Section 1.2 and each reinvestment pursuant to Section 1.4, the Seller hereby sells and assigns to the Purchaser an undivided percentage ownership interest in (i) each Pool Receivable then existing, (ii) all Related Security with respect to such Pool Receivables, and (iii) Collections with respect to, and other proceeds of, such Pool Receivables and Related Security.

     (d) To secure all of the Seller's obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent, the Seller hereby grants to the Purchaser a security interest in all of the Seller's right, title and interest (including without limitation any undivided interest of the Seller) in, to and under all of the following, whether now or hereafter owned, existing or arising: (A) all Pool Receivables, (B) all Related Security with respect to each such Pool Receivable,
(C) all Collections with respect to each such Pool Receivable, (D) the Lock Box Accounts and all amounts on deposit therein representing proceeds of the Pool Receivables and proceeds of the Related Security with respect thereto, the Collection Account and Liquidation Account and all amounts on deposit therein and all certificates and instruments, if any, from time to time evidencing such Lock Box Accounts, Collection Account and Liquidation Account and such amounts on deposit therein, and (E) all proceeds of, and all amounts received or receivable under any or all of, the foregoing. The Purchaser shall have, with respect to the property described in this Section 1.2(d), and in addition to all the other rights and remedies available to the Purchaser, all the rights and remedies of a secured party under any applicable UCC.

     Section 1.3. Participation Computation. The Participation shall be initially computed on the date of the initial purchase hereunder. Thereafter until the Termination Date, the Participation shall be automatically recomputed (or deemed to be recomputed) on each Business Day other than a Termination Day. The Participation, as computed (or deemed recomputed) as of the day immediately preceding the Termination Date, shall thereafter remain constant. The Participation shall become zero when the Investment thereof and Discount thereon shall have been paid in full, all the amounts owed by the Seller hereunder to the Purchaser, the Agent, and any other Indemnified Party or Affected Person are paid in full and the Servicer shall have received the accrued Servicing Fee thereon.

     Section 1.4. Settlement Procedures. (a) Collection of the Pool Receivables shall be administered by the Servicer in accordance with the terms of this Agreement. The Seller shall provide to the Servicer on a timely basis all information needed for such administration, including notice of the occurrence of any Termination Day and current computations of the Participation.

     (b) The Servicer shall, on each day on which Collections of Pool Receivables are received (or deemed received) by the Seller or Servicer, transfer such Collections from the Lock-Box Account(s) and deposit on such day such Collections into the Collection Account. With respect to all Collections on deposit in the Collection Account on such day, the Servicer shall:

         (i) if such day is not a Termination Day, set aside within the Collection Account (or if such day is a Termination Day, transfer to the Liquidation Account) for the benefit of the Purchaser, out of the percentage of such Collections represented by the Participation, first an amount equal to the Discount accrued through such day for each Portion of Investment and not previously set aside and second, to the extent funds are available therefor, an amount equal to the Servicing Fee, the Commitment Fee and the Program Fee accrued through such day for the Participation and not previously set aside; and

         (ii) subject to Section 1.4(f), if such day is not a Termination Day, remit to the Seller, on behalf of the Purchaser, the remainder of the percentage of such Collections, represented by the Participation, to the extent representing a return on the Investment; such Collections shall be automatically reinvested in Pool Receivables, and in the Related Security and Collections and other proceeds with respect thereto, and the Participation shall be automatically recomputed pursuant to Section 1.3; it being understood, that prior to remitting to the Seller the remainder of such Collections by way of reinvestment in Pool Receivables, the Servicer shall have calculated the Participation on such day, and if such Participation shall exceed 100% of the Net Receivables Pool Balance on such day, such Collections shall not be remitted to the Seller but shall be set aside in the Collection Account for the benefit of the Purchaser in accordance with paragraph (iii) below;

         (iii) if such day is a Termination Day, (A) transfer to the Liquidation Account for the benefit of the Purchaser (x) the amounts set aside in the Collection Account for the benefit of the Purchaser pursuant to paragraph
     (i) and (ii) above and not so previously transferred to the Liquidation Account, and (y) the entire remainder of the percentage of the Collections represented by the Participation; provided that so long as the Facility Termination Date has not occurred if any amounts are so transferred to the Liquidation Account on any Termination Day and thereafter the conditions set forth in Section 2 of Exhibit II are satisfied or are waived by the Agent, such amounts previously transferred to the Liquidation Account shall, to the extent representing a return on the Investment, be reinvested in accordance with the preceding paragraph (ii) on the day of such subsequent satisfaction or waiver of conditions; and (B) transfer to the Liquidation Account for the Purchaser the entire remainder of the Collections in the Collection Account represented by the Seller's share of the Collections, if any; provided that so long as the Facility Termination Date has not occurred if any amounts are so transferred to the Liquidation Account pursuant to clause (B) above on any Termination Day and thereafter, the conditions set forth in Section 2 of Exhibit II are satisfied or are waived by the Agent, such previously set aside amounts shall be distributed to the Seller on the day of such subsequent satisfaction or waiver of conditions; provided, further, if any amounts are so transferred to the Liquidation Account on any Termination Day and thereafter the Investment, Program Fees, Discount and Servicing Fees with respect to the Participation and all other amounts payable by the Seller to the Purchaser, the Agent or any other Indemnified Party or Affected Person hereunder shall have been paid in full, any remaining amounts on deposit in the Liquidation Account shall be distributed to the Seller for its own account; and

         (iv) during such times as amounts are required to be reinvested in accordance with the foregoing paragraph (ii) or the proviso to paragraph
     (iii), release to the Seller (subject to Section 1.4(f)) for its own account any Collections in excess of (x) such amounts, (y) the amounts that are required to be set aside within the Collection Account pursuant to paragraph (i) above and (z) in the event the Seller is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering the Pool Receivables.

     (c) The Servicer shall deposit into the Purchaser's Account (or such other account designated by the Agent), on the last day of each Settlement Period relating to a Portion of Investment:

         (i) Collections held on deposit in the Collection Account and the Liquidation Account for the benefit of the Purchaser pursuant to Section 1.4(b)(i) in respect of accrued Discount and the Program Fees and Commitment Fees with respect to such Portion of Investment;

         (ii) Collections held on deposit in the Liquidation Account for the benefit of the Purchaser pursuant to Section 1.4(f) with respect to such Portion of Investment; and

         (iii) the lesser of (x) the amount of Collections then held on deposit in the Liquidation Account for the benefit of the Purchaser pursuant to
     Section 1.4(b)(iii) and (y) such Portion of Investment.

The Servicer shall deposit to its own account from Collections held on deposit in the Collection Account and the Liquidation Account pursuant to Section 1.4(b)(i) in respect of the accrued Servicing Fee, an amount equal to such accrued Servicing Fee.

     (d) Upon receipt of funds deposited into the Purchaser's Account pursuant to Section 1.4(c) with respect to any Portion of Investment, the Agent shall cause such funds to be distributed as follows:

         (i) if such distribution occurs on a day that is not a Termination Day, first to the Purchaser in payment in full of all accrued Discount with respect to such Portion of Investment, second, to the Purchaser in payment of accrued and unpaid Program Fees and Commitment Fees, and third, if the Servicer has set aside amounts in respect of the Servicing Fee pursuant to
     Section 1.4(b)(i) and has not deposited such amounts to its own account pursuant to Section 1.4(c), to the Servicer (payable in arrears on the last day of each calendar month) in payment in full of accrued Servicing Fees so set aside with respect to such Portion of Investment; and

         (ii) if such distribution occurs on a Termination Day, first to the Purchaser in payment in full of all accrued Discount with respect to such Portion of Investment, second to the Purchaser in payment in full of such Portion of Investment, third to the Purchaser in payment of accrued and unpaid Program Fees and Commitment Fees, fourth, if Seller or any of its Affiliates is not the Servicer, to the Servicer in payment in full of all accrued Servicing Fees with respect to such Portion of Investment, and fifth, if the Investment and accrued Discount with respect to each Portion of Investment have been reduced to zero, and all accrued Servicing Fees payable to the Servicer (if other than the Seller) have been paid in full, to the Purchaser, the Agent and any other Indemnified Party or Affected Person in payment in full of any other amounts owed thereto by the Seller hereunder and then to the Servicer (if the Servicer is the Seller) in payment in full of all accrued Servicing Fees.

After the Investment, Program Fees, Discount and Servicing Fees with respect to the Participation, and any other amounts payable by the Seller to the Purchaser, the Agent or any other Indemnified Party or Affected Person hereunder, have been paid in full, all additional Collections with respect to the Participation shall be paid to the Seller for its own account.

     (e) For the purposes of this Section 1.4:

         (i) if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any discount, rebate or other adjustment made by the Seller, any Originator or Servicer, or any setoff or dispute between the Seller, any Originator or the Servicer (if the Servicer is IDI or an Affiliate thereof) and an Obligor, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment;

         (ii) if on any day any of the representations or warranties in paragraphs (f) or (l) of Exhibit III is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full;

         (iii) except as provided in paragraph (i) or (ii) of this Section 1.4(e), or as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivable after a Termination Day shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates its payment for application to specific Receivables; and

         (iv) if and to the extent the Agent or the Purchaser shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, the Agent or the Purchaser, as the case may be, shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

     (f) If at any time the Seller shall wish to cause the reduction of a Portion of Investment (but not to commence the liquidation, or reduction to zero, of the entire Investment of the Participation), the Seller may do so as follows:

         (i) the Seller shall give the Agent at least five Business Days' prior written notice thereof (including the amount of such proposed reduction and the proposed date on which such reduction will commence),

         (ii) on the proposed date of commencement of such reduction and on each day thereafter, the Servicer shall cause Collections with respect to such Portion of Investment not to be reinvested until the amount thereof not so reinvested shall equal the desired amount of reduction, and

         (iii) the Servicer shall hold such Collections in the Liquidation Account for the benefit of the Purchaser, for payment to the Agent on the last day of the current Settlement Period relating to such Portion of Investment, and the applicable Portion of Investment shall be deemed reduced in the amount to be paid to the Agent only when in fact finally so paid;

provided that,

         A. the amount of any such reduction shall be not less than $5,000,000 and shall be an integral multiple of $1,000,000, and the entire Investment of the Participation after giving effect to such reduction shall be not less than $5,000,000 unless the entire Investment shall have been reduced to zero,

         B. the Seller shall choose a reduction amount, and the date of commencement thereof, so that to the extent practicable such reduction shall commence and conclude in the same Yield Period, and

         C. if two or more Portions of Investment shall be outstanding at the time of any proposed reduction, such proposed reduction shall be applied, unless the Seller shall otherwise specify in the notice given pursuant to
     Section 1.4(f)(i), to the Portion of Investment with the shortest remaining Yield Period.

     Section 1.5. Fees. The Seller shall pay to the Agent certain fees in the amounts and on the dates set forth in a letter of even date herewith between the Seller and the Agent (as the same may be amended, amended and restated, supplemented or modified, the "Fee Letter") delivered pursuant to Section 1 of
Exhibit II, as such letter agreement may be amended, supplemented or otherwise modified from time to time.

     Section 1.6. Payments and Computations, Etc. All amounts to be paid or deposited by the Seller or the Servicer hereunder shall be paid or deposited no later than noon (Chicago time) on the day when due in same day funds to the Purchaser's Account. All amounts received after noon (Chicago time) will be deemed to have been received on the immediately succeeding Business Day.

         (b) The Seller shall, pay interest on any amount not paid or deposited by the Seller or Servicer when due hereunder, at an interest rate equal to 2.0% per annum above the Base Rate, payable on demand.

         (c) All computations of interest under subsection (b) above and all computations of Discount, fees, and other amounts hereunder shall be made on the basis of a year of 360 days

     (other than Discount calculated of the Base Rate which shall be computed on the basis of a year of 365 or 366 days, as the case may be) for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.


         (d) Notwithstanding anything to the contrary in this Section 1.6, it is the intention of the parties hereto to conform strictly to applicable usury laws and, the obligations of the Seller to the Purchaser under this Agreement shall be subject to the limitation that payments of interest (or of other amounts constituting interest under applicable law) to the Purchaser shall not be required to the extent that receipt thereof would be in excess of the Highest Lawful Rate (as defined below), or otherwise contrary to provisions of law applicable to Purchaser limiting rates of interest which may be charged or collected by Purchaser. Accordingly, if amounts paid in respect of interest under this Agreement would exceed the Highest Lawful Rate or otherwise be usurious under applicable law (including the federal and state laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable) then, notwithstanding anything to the contrary in this Agreement, it is agreed as follows as to Purchaser: (i) the provisions of this subsection (d) shall govern and control over any other provision in this Agreement; (ii) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, charged or received under this Agreement by Purchaser shall under no circumstances exceed the maximum amount of interest allowed by applicable law (such maximum lawful interest rate, if any, with respect to such Purchaser herein called the "Highest Lawful Rate"), and all amounts owed under this Agreement shall be held subject to reduction and (x) the amount of interest which would otherwise be payable to Purchaser hereunder shall be automatically reduced to the amount allowed under applicable law and (y) any unearned interest paid by the Seller in excess of the Highest Lawful Rate shall be credited to the Seller by Purchaser; and (iii) if at any time the interest provided pursuant to this Agreement, together with any other fees, late charges and other sums payable pursuant to or in connection with this Agreement and deemed interest under applicable law, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest and any such fees, charges and sums to accrue to Purchaser pursuant to this Agreement shall be limited, notwithstanding anything to the contrary in this Agreement to that amount which would have accrued at the Highest Lawful Rate for the Purchaser, but any subsequent reductions, as applicable, shall not reduce the interest to accrue pursuant to this Agreement below the Purchaser's Highest Lawful Rate until the total amount of interest payable to Purchaser (including all consideration which constitutes interest) equals the amount of interest which would have been payable to Purchaser (including all consideration which constitutes interest) assuming a varying rate per annum equal to the interest provided pursuant to this Agreement at all times in effect, plus the amount of fees which would have been received but for the effect of this subsection (d). For purposes of Article 5069-1D.003, Vernon's Texas Civil Statutes, as amended, to the extent, if any, applicable to the Purchaser, the Seller agrees that the Highest Lawful Rate for Purchaser shall be the "weekly ceiling" as defined in said Article, provided that Purchaser may also rely, to the extent permitted by applicable laws, on alternative maximum rates of interest under other laws applicable to Purchaser if greater. To the extent that

Texas law shall be applicable to the determination of the Highest Lawful Rate of Purchaser, the provisions of Tex. Fin. Code Ann. Ch. 303 and 346, shall not apply to this Agreement.

     Section 1.7. Dividing or Combining Portions of the Investment of the Participation. The Seller may, on the last day of any Yield Period, either (i) divide the Investment of the Participation into two or more portions (each, a "Portion of Investment") equal, in aggregate, to the Investment of the Participation, provided that after giving effect to such division the amount of each such Portion of Investment shall be not less than $5,000,000, or (ii) combine any two or more Portions of Investment outstanding on such last day and having Yield Periods ending on such last day into a single Portion of Investment equal to the aggregate of the Investment of such Portions of Investment.

     Section 1.8. Increased Costs. (a) If the Agent, the Purchaser, any Liquidity Bank, any other Program Support Provider or any of their respective Affiliates (each an "Affected Person") reasonably determines that the existence of or compliance with (i) any law or regulation or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date hereof or (ii) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the date of this Agreement affects or would affect the amount of capital required or expected to be maintained by such Affected Person and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of or otherwise to maintain the investment in Pool Receivables related to this Agreement or any related liquidity facility or related credit enhancement facility and other related commitments of the same type, then, upon demand by such Affected Person (with a copy to the Agent), the Seller shall within 15 days of demand pay to the Agent, for the account of such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient and reasonably calculated to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments. A certificate setting forth any amount or amounts that such Affected Person is entitled to receive pursuant to this Section 1.8 and the reasons therefore shall be submitted to the Seller and the Agent by such Affected Person shall be conclusive and binding for all purposes absent manifest error.

     (b) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements referred to in
Section 1.9) in or in the interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of the Participation in respect of which Discount is computed by reference to the Eurodollar Rate, then, upon demand by such Affected Person, the Seller shall immediately pay to such Affected Person, from time to time as specified, additional amounts sufficient to compensate such Affected Person for such increased costs. A certificate as to such amounts submitted to the Seller by such Affected Person shall be conclusive and binding for all purposes absent manifest error.

     (c) Each Affected Person will notify Seller and the Agent promptly after it has received official notice of any event occurring after the date hereof which will entitle such Affected Person to such additional amounts as compensation pursuant to this Section 1.8. Such additional amounts shall accrue from the date as to which such Affected Person becomes subject to such additional costs as a result of such event (or if such notice of such event is not given to Seller by such Affected Person within 90 days after such Affected Person received such official notice of such event, from the date which is 90 days prior to the date such notice is given to Seller by such Affected Person).

     Section 1.9. Requirements of Law. (a) In the event that any Affected
Person reasonably determines that the existence of or compliance with (i) any law or regulation or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date hereof or (ii) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the date of this Agreement:

         (i) does or shall subject such Affected Person to any tax of any kind whatsoever with respect to this Agreement, any increase in the Participation or in the amount of Investment relating thereto, or does or shall change the basis of taxation of payments to such Affected Person on account of Collections, Discount or any other amounts payable hereunder (excluding taxes imposed on the overall net income or gross receipts of such Affected Person, and franchise taxes imposed on such Affected Person, by the jurisdiction under the laws of which such Affected Person is organized or a political subdivision thereof);

         (ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person which are not otherwise included in the determination of the Eurodollar Rate or the Base Rate hereunder; or

         (iii) does or shall impose on such Affected Person any other condition;

and the result of any of the foregoing is (x) to increase the cost to such Affected Person of acting as Agent, or of agreeing to purchase or purchasing or maintaining the ownership of undivided ownership interests with regard to the Participation (or interests therein) or any Portion of Investment in respect of which Discount is computed by reference to the Eurodollar Rate or the Base Rate or (y) to reduce any amount receivable hereunder (whether directly or indirectly) funded or maintained by reference to the Eurodollar Rate or the Base Rate, then, in any such case, within 15 days demand by such Affected Person the Seller shall pay such Affected Person any additional amounts sufficient and reasonably calculated to compensate such Affected Person for such additional cost or reduced amount receivable; provided, however, that such amount shall be reduced by the net amount of any off setting tax benefit which such Affected Person receives as a result of such additional cost. All such amounts shall be payable as incurred. A certificate from such Affected Person to the Seller certifying, in reasonably specific detail, the basis for, calculation of, and amount of such additional costs or reduced amount receivable shall be conclusive in the absence of manifest error; provided, however, that no Affected Person shall be required to disclose any confidential or tax planning information in any such certificate.

     (b) Each Affected Person will notify Seller and the Agent promptly after it has received official notice of any event occurring after the date hereof which will entitle such Affected Person to such additional amounts as compensation pursuant to this Section 1.9. Such additional amounts shall accrue from the date as to which such Affected Person becomes subject to such additional costs as a result of such event (or if such notice of such event is not given to Seller by such Affected Person within 90 days after such Affected Person received such official notice of such event, from the date which is 90 days prior to the date such notice is given to Seller by such Affected Person).


     Section 1.10. Inability to Determine Eurodollar Rate. In the event that the Agent shall have determined prior to the first day of any Yield Period (which determination shall be conclusive and binding upon the parties hereto) by reason of circumstances affecting the interbank Eurodollar market, either (a) dollar deposits in the relevant amounts and for the relevant Yield Period are not available, (b) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Yield Period or (c) the Eurodollar Rate determined pursuant hereto does not accurately reflect the cost to the Purchaser (as conclusively determined by the Agent) of maintaining any Portion of Investment during such Yield Period, the Agent shall promptly give telephonic notice of such determination, confirmed in writing, to the Seller prior to the first day of such Yield Period. Upon delivery of such notice (a) no Portion of Investment shall be funded thereafter at the Bank Rate determined by reference to the Eurodollar Rate, unless and until the Agent shall have given notice to the Seller that the circumstances giving rise to such determination no longer exist, and (b) with respect to any outstanding Portions of Investment then funded at the Bank Rate determined by reference to the Eurodollar Rate, such Bank Rate shall automatically be converted to the Bank Rate determined by reference to the Base Rate at the respective last days of the then-current Yield Periods relating to such Portions of Investment.

     Section 1.11. Mitigation. Each Affected Person agrees that if it makes any demand for payment under Section 1.8 or 1.9, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to mitigate the effect upon such Affected Person of the capital requirements, increased costs, tax or other matter described in Section
1.8 or 1.9, as applicable.

                                  ARTICLE II
                  REPRESENTATIONS AND WARRANTIES; COVENANTS;
                              TERMINATION EVENTS

     Section 2.1. Representations and Warranties; Covenants. The Seller hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, set forth in Exhibits III and IV, respectively hereto.

     Section 2.2. Termination Events. If any of the Termination Events set forth in Exhibit V hereto shall occur and be continuing, the Agent may, by notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in subsection (g), (i) or (k) of Exhibit V, the Facility Termination Date shall occur. Upon any such declaration, occurrence or deemed occurrence of the Facility Termination Date, the Purchaser and the Agent shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

                                  ARTICLE III

                                INDEMNIFICATION

     Section 3.1. (a) Indemnities by the Seller. Without limiting any other rights that the Agent or the Purchaser or any of their respective Affiliates, employees, agents, successors, transferees or assigns (each, an "Indemnified Party") may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, damages, expenses, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as "Indemnified Amounts") arising out of or resulting from this Agreement or other Transaction Documents (whether directly or indirectly) or the use of proceeds of purchases or reinvestments or the ownership of the Participation, or any interest therein, or in respect of any Receivable or any Contract, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, (b) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables to be written off consistent with the Credit and Collection Policy, or (c) any overall gross receipts or net income taxes or franchise taxes imposed on such Indemnified Party by the jurisdiction under the laws of which such Indemnified Party is organized or any political subdivision thereof; PROVIDED THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT THE INDEMNIFIED PARTIES BE INDEMNIFIED IN THE CASE OF THEIR OWN NEGLIGENCE, REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL; provided further that, in no event shall the Indemnified Amounts hereunder include amounts payable under any Pool Receivable and remaining unpaid due to the lack of creditworthiness of any Obligor under any Receivable. Without limiting or being limited by the foregoing, and subject to the exclusions set forth in the preceding sentence, the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

         (i) the failure of any Receivable included in the calculation of the Net Receivables Pool Balance as an Eligible Receivable to be an Eligible Receivable, the failure of any information contained in a Servicer Report to be true and correct, or the failure of any other information provided to the Purchaser or the Agent with respect to Receivables or this Agreement (other than with respect to the creditworthiness of an Obligor under any Receivable) to be true and correct;

         (ii) the failure of any representation or warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement to have been true and correct in all respects when made (other than with respect to the creditworthiness of an Obligor under any Receivable);

         (iii) the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such applicable law, rule or regulation;

         (iv) the failure to vest in the Purchaser a valid and enforceable (A) perfected undivided percentage ownership interest, to the extent of the Participation, in the Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections with respect thereto and (B) first priority perfected security interest in the items described in Section 1.2(d), in each case, free and clear of any Adverse Claim;

         (v) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof, whether at the time of any purchase or reinvestment or at any subsequent time;

         (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy or similar insolvency proceeding of the Obligor) of the Obligor to the payment of any

     Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by the Seller or any of its Affiliates acting as Servicer or by any agent or independent contractor retained by the Seller or any of its Affiliates);

         (vii) any failure of the Seller to perform its duties or obligations in accordance with the provisions hereof or to perform its duties or obligations under the Contracts;

         (viii) any products liability or other claim, investigation, litigation or proceeding arising out of or in connection with merchandise, insurance or services which are the subject of any Contract;

         (ix) the commingling of Collections of Pool Receivables at any time with other funds;

         (x) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of purchases or reinvestments or the ownership of the Participation or in respect of any Receivable, Related Security or Contract (other than with respect to the creditworthiness of an Obligor under any Receivable);

         (xi) any reduction in Investment as a result of the distribution of Collections pursuant to Section 1.4(e)(iv), in the event that all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason; or

         (xii) any tax or governmental fee or charge (other than any tax upon or measured by net income or gross receipts or franchise tax), all interest and penalties thereon or with respect thereto, and all reasonable out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the purchase or ownership of the Participation, or other interests in the Receivables Pool or in any Related Security or Contract.

     (b) Indemnity by the Servicer. Without limiting any other rights which any such person may have hereunder under applicable law, Servicer hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any of them arising out of or relating to:

         (i) any representation or warranty made by Servicer under or in connection with any Transaction Document or any information or report delivered by or on behalf of Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made;

         (ii) the failure by Servicer to comply with any applicable law, rule or regulation (including truth in lending, fair credit billing, usury, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) with respect to any Pool Receivable or other related Contract; or

         (iii) any failure of Servicer to perform its duties, covenants and obligations in accordance with the applicable provisions of this Agreement.

     Section 3.2. Performance Guaranty. In consideration of the benefits received and to be received by the Performance Guarantor as a result of the sale by the Seller of the Receivables, the Performance Guarantor hereby unconditionally and irrevocably (a) guarantees to the Agent, each Program Support Provider, and the Purchaser and their respective successors and assigns the punctual payment and performance, as the case may be, when due of all covenants, obligations, agreements, terms, conditions and indemnities to be performed and observed by the Seller, the Servicer or any Originator under the Transaction Documents, in each case whether now or hereafter existing, and including all obligations of the Seller, the Servicer or any Originator in respect of the payment or delivery of any sum or funds, whether for collections, indemnification, payments, fees, interest, expenses or otherwise; (b) agrees to reimburse each of the Agent, each Program Support Provider and the Purchaser, on demand, in respect of any and all reasonable costs and expenses incurred by such Person in enforcing its rights under any of the Transaction Documents (including counsel fees and expenses) and (c) agrees to cause each and every obligation, covenant, agreement and term imposed upon the Seller, the Servicer or any Originator under the Transaction Documents to be performed, (all of the obligations, covenants, agreements and terms described in clauses (a), (b) and
(c) above being herein collectively called the "Guaranteed Obligations"); provided that, in no event do the Guaranteed Obligations include amounts not collected in respect of any Receivable as a result of the creditworthiness of an Obligor under any Receivable, and provided further that, notwithstanding the foregoing, in no event shall the Guaranteed Obligations include an obligation (direct or indirect) of the Performance Guarantor to (i) subscribe for an additional equity interests of the Seller, or (ii) to maintain or preserve the Seller's financial condition or to cause the Seller to achieve any specified levels of operating results or (iii) any obligations of the Seller to any Originator under any Company Note.

     The obligations of the Performance Guarantor under this Section 3.2 constitute a present and continuing guaranty of payment and not of collectibility, shall be absolute and unconditional, shall not be subject to any counterclaim, set-off, deduction or defense based upon any claim any Affiliate, the Purchaser, any Program Support Provider or the Agent may have against each other or any other Person and shall remain in full force and effect without regard to and shall not be released, discharged or in any way affected or impaired by any thing, event, happening, matter, circumstance or condition whatsoever (whether or not the Performance Guarantor shall have any knowledge or notice thereof or consent thereto, including: (i) any amendment to any of the Transaction Documents including any renewal or extension of the terms of payment (or change in the manner or place of payment) of any sums due or contingently due thereunder or the granting of time in respect of any payment, or any security so furnished or accepted for the sum due or contingently due thereunder; (ii) any waiver, consent, extension, granting of time, forbearance, indulgence or other action or inaction under or in respect of any Transaction Document or any exercise or nonexercise of any right, remedy or power in respect thereof; (iii) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceedings with respect to the Seller, Imperial or the properties or creditors thereof; (iv) any invalidity or any unenforceability of, or any misrepresentation by the Seller or Imperial, irregularity or other defect in, any Transaction Document or Guaranteed Obligation; (v) any transfer of purported transfer of any asset or interest in property of the Seller or Imperial; (vi) any consolidation or merger of the Seller or Imperial with or into any other corporation or entity, or any change whatsoever in the objects, capital structure, constitution or business of the Seller or Imperial; (vii) the occurrence of any default under any Transaction Document or any failure on the part of the Seller or Imperial to perform or comply with any term of any Transaction Document or the failure of the Purchaser, any Program Support Provider or the Agent to exercise any right or remedy arising upon such occurrence; (viii) any law, regulation or order of any jurisdiction affecting any term of any Guaranteed Obligation or the rights of the Purchaser, any Program Support Provider or the Agent with respect thereto;
(ix) any suit or other action brought by any creditors of the Seller or Imperial for any reason whatsoever, including any suit or action in any way attacking or involving any Transaction Document; (x) any assignment or transfer of any interest of the Purchaser, any Program Support Provider or the Agent in or under any Transaction Document (or any assignment or transfer thereof by any subsequent assignee or transferee), or (xi) any other circumstance which might otherwise constitute a defense (other than payment and performance) available to, or a discharge of, the Seller, the Performance Guarantor, the Servicer any Originator, any surety or a guarantor). The Agent will use reasonable efforts to provide notice to the Performance Guarantor in connection with a demand for payment hereunder; provided, however, that the failure or inability of the Agent to give such notice at any time shall not impair the ability of the Agent, any Program Support Provider or the Purchaser to make a claim hereunder, and the Performance Guarantor waives promptness, protest and diligence with respect to any Guaranteed Obligation and any requirement that the Purchaser, any Program Support Provider or the Agent exhaust any right or take any action against the Seller or with respect to the Receivables (or any interest therein) sold or otherwise transferred or purported to be transferred by the Seller to the Agent or the Purchaser, or with respect to any collateral, any other guarantor or any other Person, prior to making demand or receiving payment under this
Section 3.2.

     This is a continuing guaranty and shall remain in full force and effect until the date which is one year and one day after all Guaranteed Obligations shall have been paid and performed in full and each of the Transaction Documents have been terminated. The undertakings of the Performance Guarantor hereunder shall continue to be effective or be reinstated, as the case may be, if at any time any payment or other performance of any of the Guaranteed Obligations is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of the Seller or Imperial or otherwise, all as though such payment had not been made or such performance had not occurred. If the Performance Guarantor shall make any payment or render any other performance due in respect of the Transaction Documents pursuant to this Section 3.2, until satisfaction in full of the Guaranteed Obligations, the Performance Guarantor shall not assert any claim as a result thereof against the Seller or Imperial, and until satisfaction in full of the Guaranteed Obligations, the Performance Guarantor shall not assert any right it might otherwise have to be subrogated to the rights of the Purchaser, any Program Support Provider or the Agent in respect of which such payment or performance shall have been made.

                                  ARTICLE IV

                        ADMINISTRATION AND COLLECTIONS

     Section 4.1. Appointment of Servicer. (a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as Servicer in accordance with this Section 4.1. Upon (but not prior to), the occurrence of a Termination Event, the Agent may designate as Servicer any Person (including itself) to succeed the Servicer or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof. Until the Agent gives notice to the Seller and IDI (in accordance with this Section 4.1) of the designation of a new Servicer or until IDI delegates all of its duties and obligations as Servicer in accordance with paragraph (e) of this Section 4.1, IDI is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof.

     (b) Upon the designation of a successor Servicer as set forth in
Section 4.1(a) hereof, the Servicer agrees that it will terminate its activities as Servicer hereunder in a manner which the Agent determines will facilitate the transition of the performance of such activities to the new Servicer, and the Servicer shall cooperate with and assist such new Servicer. Such cooperation shall include (without limitation) access to and transfer of records and use by the new Servicer of all licenses or software necessary or desirable to collect the Pool Receivables and the Related Security.

     (c) The Servicer acknowledges that, in making their decision to execute and deliver this Agreement, the Agent and the Purchaser have relied on the Servicer's agreement to act as Servicer hereunder. Accordingly, the Servicer agrees that it will not voluntarily resign as Servicer until the Final Payout Date.

     (d) The Servicer may delegate its duties and obligations hereunder to any subservicer (each, a "Sub-Servicer"); provided that, in each such delegation (i) such Sub-Servicer shall agree in writing, to perform the duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain primarily liable to the Purchaser and the Agent for the performance of the duties and obligations so delegated, (iii) the Seller, the Agent and the Purchaser shall have the right to look solely to the Servicer for performance and (iv) the terms of any agreement with any Sub-Servicer shall provide that the Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to such Sub-Servicer).

     (e) The Servicer may delegate all of its duties and obligations hereunder to a replacement Servicer without the prior written consent of the Agent, provided that, in such delegation (i) any such replacement Servicer shall agree to perform all of the duties and obligations of the Servicer pursuant to the terms hereof (ii) such replacement Servicer is a wholly-owned subsidiary of the Performance Guarantor, (iii) the Agent receives such opinions of counsel, officer's certificates and other documents that it request with respect to such replacement Servicer and (iv) the Rating Agency Condition is satisfied.

     Section 4.2. Duties of Servicer. (a) The Servicer shall take or cause to be taken all such action as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with this Agreement and all applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Servicer shall set aside for the accounts of the Seller and the Purchaser the amount of the Collections to which each is entitled in accordance with Article I hereto. The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Pool Receivable (but not beyond thirty (30) days) and extend the maturity or adjust the Outstanding Balance of any Defaulted Receivable as the Servicer may determine to be appropriate to maximize Collections thereof; provided, however, that (i) such extension or adjustment shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of the Purchaser or the Agent under this Agreement and (ii) if a Termination Event has occurred and is continuing and IDI or any of its Affiliates is still serving as Servicer, the Servicer may make such extension or adjustment only upon the prior written approval of the Agent. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Seller and the Agent (for the benefit of the Purchaser and individually) in accordance with their respective interests, all records and documents (including without limitation computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, the Agent may direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security; provided, however, that no such direction may be given unless a Termination Event has occurred.


     (b) The Servicer's obligations hereunder shall terminate on the Final Payout Date. After such termination the Servicer shall promptly deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer in connection with this Agreement.

     Section 4.3. Establishment and Use of Certain Accounts.

     (a) Lock-Box Accounts. Prior to the initial purchase hereunder, the Seller shall enter into Lock-Box Agreements establishing the Lock-Box Accounts listed on Schedule II with all of the Lock-Box Banks, and deliver original counterparts thereof to the Agent.

     (b) Collection Account. The Servicer agrees to establish the Collection Account on or before the date of the first purchase hereunder. The Collection Account shall be used to accept the transfer of Collections of Pool Receivables from the Lock-Box Accounts pursuant to Section 1.4(b) and for such other purposes described in the Transaction Documents.

     (c) Liquidation Account. The Servicer agrees to establish the Liquidation Account on or before the date of the first purchase hereunder. The Liquidation Account shall be used to receive transfers of certain amounts of the Purchaser's share of Collections of Pool Receivables prior to the Settlement Dates and for such other purposes described in the Transaction Documents. No funds other than those transferred in accordance with Section 1.4 shall be intentionally transferred into the Liquidation Account.

     (d) Permitted Investments. Any amounts in the Liquidation Account or the Collection Account, as the case may be, may be invested by the Liquidation Account Bank or Collection Account Bank, respectively, at Servicer's direction, in Permitted Investments, so long as Purchaser's interest in such Permitted Investments is perfected and such Permitted Investments are subject to no Adverse Claims other than those of the Purchaser provided hereunder.

     (e) Control of Lock-Box Accounts. The Agent may at any time upon the occurrence of a Termination Event give notice to each Lock-Box Bank, the Collection Account Bank and the Liquidation Account Bank that the Agent is exercising its rights under the Lock-Box Agreements, the Collection Account Agreement and the Liquidation Account Agreement to do any or all of the following: (i) to have the exclusive ownership and control of the Lock-Box Accounts to the extent provided in the related Lock-Box Agreement, the Collection Account and the Liquidation Account transferred to the Agent and to exercise exclusive dominion and control over the funds deposited therein, (ii) following the occurrence and during the continuance of a Termination Event, to have the proceeds that are sent to the respective Lock-Box Accounts be redirected pursuant to its instructions rather than deposited in the applicable Lock-Box Account, and (iii) to take any or all other actions permitted under the applicable Lock-Box Agreement, the Collection Account Agreement and the Liquidation Account Agreement. The Seller hereby agrees that if the Agent at any time takes any action set forth in the preceding sentence, the Agent shall have exclusive control of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to take any other action that the Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Seller or the Servicer, thereafter shall be sent immediately to the Agent. The parties hereto hereby acknowledge that if at any time the Agent takes control of any Lock-Box Account, the Collection Account and the Liquidation Account, the Agent shall not have any rights to the funds therein in excess of the unpaid amounts due to the Agent, the Purchaser or any other Person hereunder, and the Agent shall distribute or cause to be distributed such funds in accordance with
Section 1.4 (as if the funds were held by the Servicer thereunder).

     Section 4.4. Enforcement Rights. At any time following the occurrence and during the continuance of a Termination Event:

         (i) the Agent may direct the Obligors that payment of all amounts payable under any Pool Receivable be made directly to the Agent or its designee;

         (ii) the Agent may instruct the Seller or the Servicer to give notice of the Purchaser's interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Agent or its designee, and upon such instruction from the Agent the Seller or the Servicer, as applicable, shall give such notice at the expense of the Seller; provided, that if the Seller or the Servicer fails to so notify each Obligor, the Agent may so notify the Obligors; and

         (iii) the Agent may request the Seller or the Servicer to, and upon such request the Seller or the Servicer, as applicable, shall, (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to any new Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Agent or its designee at a place selected by the Agent, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections with respect to the Pool Receivables in a manner acceptable to the Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

     (b) The Seller hereby authorizes the Agent, and irrevocably appoints the Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take after the occurrence and during the continuance of a Termination Event any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the determination of the Agent, to collect any and all amounts or portions thereof due under any and all Pool Receivables or Related Security, including, without limitation, endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Pool Receivables, Related Security and the related Contracts. Notwithstanding anything to the contrary contained in this subsection (b), none of the powers conferred upon such attorney-in-fact pursuant to the immediately preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever, except to the extent arising out of the negligence or willful misconduct of such attorney-in-fact.

     Section 4.5. Responsibilities of the Seller. Anything herein to the contrary notwithstanding, the Seller shall (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Agent or the Purchaser of its rights hereunder shall not relieve the Seller from such obligations and (ii) pay when due any taxes, including, without limitation, any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. The Agent and the Purchaser shall not have any obligation or liability with respect to any Pool Receivable, any Related Security or any related Contract, nor shall any of them be obligated to perform any of the obligations of the Seller under any of the foregoing.

     Section 4.6. Servicing Fee. The Servicer shall be paid a fee, through distributions contemplated by Section 1.4(d), equal to 1.00% per annum of the average outstanding Net Receivables Pool Balance.


                                  ARTICLE V.

                                 MISCELLANEOUS

     Section 5.1. Amendments, Etc. No amendment or waiver of any provision of this Agreement or consent to any departure by the Seller or Servicer therefrom shall be effective unless in a writing signed by the Agent, and, in the case of any amendment, by the Seller and the Servicer and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such material amendment shall be effective until the Rating Agencies have notified the Servicer and the Agent in writing that such action will not result in a reduction or withdrawal of the rating of any Notes. No failure on the part of the Purchaser or Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

     Section 5.2. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and sent or delivered, to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by first class mail), and notices and communications sent by other means shall be effective when received.

     Section 5.3. Assignability. (a) This Agreement and the Purchaser's rights and obligations herein (including ownership of the Participation) shall be assignable, in whole or in part, by the Purchaser and its successors and assigns with the prior written consent of the Seller; provided, however, that such consent shall not be unreasonably withheld; and provided, further, that no such consent shall be required if the assignment is made to any Affiliate of the Purchaser, any

Liquidity Bank or other Program Support Provider or any Person which is (i) in the business of issuing Notes (including, without limitation, Fairway) and (ii) associated with or administered by the Agent or any Affiliate of the Agent (each such Person, a "Note Issuer"). Each assignor may, in connection with the assignment, disclose to the applicable assignee any information relating to the Seller or the Pool Receivables furnished to such assignor by or on behalf of the Seller, the Purchaser or the Agent.

     Upon the assignment of such rights and obligations by the Purchaser in accordance with this Section 5.3, the assignee receiving such assignment shall have all of the rights of the Purchaser with respect to the Transaction Documents and the Investment (or such portion thereof as has been assigned).

     (b) The Purchaser may at any time grant to one or more banks or other institutions (each a "Liquidity Bank") party to the Liquidity Agreement or to any other Program Support Provider participating interests or security interests in the Participation. In the event of any such grant by the Purchaser of a participating interest to a Liquidity Bank or other Program Support Provider, the Purchaser shall remain responsible for the performance of its obligations hereunder. The Seller agrees that each Liquidity Bank or other Program Support Provider shall be entitled to the benefits of Sections 1.8, 1.9 and 1.10.

     (c) This Agreement and the rights and obligations of the Agent hereunder shall be assignable, in whole or in part, by the Agent and its successors and assigns; provided however, if such assignment is to a Person other than an Affiliate of the Agent or its successors and assigns, then such assignment shall require the prior consent of the Seller (which consent shall not be unreasonably withheld).

     (d) Except as provided in Section 4.1(d) and 4.1(e), neither the Seller nor the Servicer may assign its rights or delegate its obligations hereunder or any interest herein without the prior written consent of the Agent.

     (e) Without limiting any other rights that may be available under applicable law, the rights of the Purchaser may be enforced through it or by its agents.

     Section 5.4. Costs, Expenses and Taxes. (a) In addition to the rights of indemnification granted under Section 3.1 hereof, the Seller agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing of Pool Receivables) of this Agreement, the Liquidity Agreement, and the other documents and agreements to be delivered hereunder, including all reasonable costs and expenses relating to the amending, amending and restating, modifying or supplementing of this Agreement, the Liquidity Agreement and the other documents and agreements to be delivered hereunder and the waiving of any provisions thereof, and including in all cases, without limitation, Attorney Costs for the Agent, the Purchaser and their respective

Affiliates and agents with respect thereto and with respect to advising the Agent, the Purchaser and their respective Affiliates and agents as to their rights and remedies under this Agreement and the other Transaction Documents, and all reasonable costs and expenses, if any (including Attorney Costs), of the Agent, the Purchaser and their respective Affiliates and agents, in connection with the enforcement of this Agreement and the other Transaction Documents.

     (b) In addition, the Seller shall pay on demand any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder (other than taxes payable on the gross receipts or income of any Indemnified Party), and agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

     Section 5.5. No Proceedings; Limitation on Payments. Each of the
Seller, the Servicer, the Agent, each assignee of the Participation or any interest therein, and each Person which enters into a commitment to purchase the Participation or interests therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Note Issuer (including Fairway), any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Note issued by any such Note Issuer is paid in full.

     Section 5.6. Confidentiality. Unless otherwise required by applicable law (including the disclosure requirement of applicable securities laws), the Seller agrees to maintain the confidentiality of this Agreement and the other Transaction Documents (and all drafts thereof) in communications with third parties and otherwise; provided that this Agreement may be disclosed to (a) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Agent and (b) the Seller's legal counsel and auditors if they agree to hold it confidential; provided that only the terms and conditions of this agreement may be revealed to such parties and not the details of any fees, pricing or interest rates.

     Section 5.7. GOVERNING LAW AND JURISDICTION. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF), EXCEPT TO THE EXTENT THAT THE PERFECTION (OR THE EFFECT OF PERFECTION OR NON-PERFECTION) OF THE INTERESTS OF THE PURCHASER IN THE POOL RECEIVABLES AND THE OTHER ITEMS DESCRIBED IN SECTION 1.2(d) IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF TEXAS.

     (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PURCHASER,

THE SELLER, THE SERVICER AND THE AGENT CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PURCHASER, THE SELLER, THE SERVICER AND THE AGENT IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE PURCHASER, THE SELLER, THE SERVICER AND THE AGENT EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

     Section 5.8. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

     Section 5.9. Survival of Termination. The provisions of Sections 1.8, 1.9, 1.10, 3.1, 3.2, 5.4, 5.5, 5.6, 5.7 and 5.10 shall survive any termination of this Agreement.

     Section 5.10. WAIVER OF JURY TRIAL. THE PURCHASER, THE SELLER, THE SERVICER AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PURCHASER, THE SELLER, THE SERVICER AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

     Section 5.11. ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS EMBODIES THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PURCHASER, THE SELLER, THE SERVICER AND THE AGENT, AND SUPERSEDES ALL PRIOR OR CONTEMPORANEOUS

AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, VERBAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF.

     Section 5.12. Headings. The captions and headings of this Agreement and in any Exhibit hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.

     Section 5.13. No Oral Agreements. This Agreement and the other Transaction Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.

     There are no unwritten oral agreements between the parties.

     Section 5.14. Purchaser's Liabilities. The obligations of the Purchaser under this Agreement are solely the corporate obligations of the Purchaser. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement against any stockholder, employee, officer, director or incorporator of the Purchaser; provided, however, that this Section 5.14 shall not relieve any such Person of any liability it might otherwise have for its own gross negligence or willful misconduct. The agreements provided in this Section
5.14 shall survive termination of this Agreement.

     Section 5.15. Termination. This Agreement will remain in full force and effect until such time, after the Facility Termination Date, the Investment, Program Fees, Discount, Commitment Fee and Servicing Fees with respect to the Participation and all other amounts payable by the Seller to the Purchaser, the Agent or any other Indemnified Party or Affected Person hereunder shall have been paid in full, the Guaranteed Obligations shall have been paid in full and the commitment of the Purchaser under Section 1.1 hereof shall have terminated; provided, however, the provisions of Sections 1.8, 1.9, 1.10, 3.1, 3.2, and 5.4 shall survive any termination of this Agreement.

                         (continued on following page)

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                         IMPERIAL SECURITIZATION CORPORATION,
                         as Seller


                         By: /s/ W.F. Schwer
                            -----------------------------------
                            Name:  W.F. Schwer
                                  -----------------------------
                            Title:  President
                                   ----------------------------

                            PO Box 9
                            8016 Highway 90A
                            Sugar Land, TX 77478
                            Attention: Bill Schwer
                            Telephone:  (281) 490-9795
                            Facsimile:  (281) 490-9881

                         IMPERIAL DISTRIBUTING, INC.
                         as initial Servicer


                         By: /s/ W.F. Schwer
                            -----------------------------------
                            Name: W.F. Schwer
                                  -----------------------------
                            Title: Sr. Vice President
                                   ----------------------------

                            PO Box 9
                            8016 Highway 90-A
                            Sugar Land, TX 77478
                            Attention: Bill Schwer
                            Telephone:  (281) 490-9795
                            Facsimile:  (281) 490-9881

                         IMPERIAL SUGAR COMPANY
                         as Performance Guarantor


                         By: /s/ W.F. Schwer
                            -----------------------------------
                            Name:  W.F. Schwer
                                  ------------------------------
                            Title: Managing Director
                                   ----------------------------

                            PO Box 9
                            8016 Highway 90-A
                            Sugar Land, TX 77478
                            Attention: Bill Schwer
                            Telephone:  (281) 490-9795
                            Facsimile:  (281) 490-9881


                                      S-1         RECEIVABLES PURCHASE AGREEMENT

                         NESBITT BURNS SECURITIES INC., as Agent



                         By: /s/ David J. Kucera
                            -----------------------------------
                            Name:  David J. Kucera
                                  -----------------------------
                            Title:  Managing Director
                                   ----------------------------


                         By: /s/
                            -----------------------------------
                            Name:
                                  -----------------------------
                            Title:
                                   ----------------------------

                            111 West Monroe Street
                            Chicago, Illinois 60603
                            Attention:  David J. Kucera
                            Telephone:  (312) 461-3893
                            Facsimile:  (312) 461-6327

                         FAIRWAY FINANCE CORPORATION, as Purchaser


                         By: /s/ Dwight Jenkins
                            -----------------------------------
                            Name:  Dwight Jenkins
                                  -----------------------------
                            Title:  Vice President
                                   ----------------------------

                            c/o Broad Street Contract Services, Inc.
                            Two Wall Street
                            New York, New York 10005
                            Attention: Dwight Jenkins
                            Telephone:  (212) 346-9007
                            Facsimile:  (212) 346-9012



                                      S-2         RECEIVABLES PURCHASE AGREEMENT

                                   EXHIBIT I

                                  DEFINITIONS


     As used in the Agreement (including its Exhibits), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise indicated, all Section, Annex, Exhibit and Schedule references in this Exhibit are to Sections of and Annexes, Exhibits and Schedules to the Agreement.

     "Adverse Claim" means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, it being understood that a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, in favor of the Purchaser shall not constitute an Adverse Claim.

     "Affected Person" has the meaning set forth in Section 1.8.

     "Affiliate" means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person, except that with respect to the Purchaser, Affiliate shall mean the holder(s) of its capital stock.

     "Agent" has the meaning set forth in the preamble to the Agreement.

     "Applicable Margin" has the meaning set forth in the Fee Letter.

     "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel, to be paid as set forth in the Fee Letter.

     "Average Maturity" means at any time that period of days equal to the average days sales outstanding of the Pool Receivables calculated by the Servicer in the then most recent Servicer Report; provided, that if the Agent shall disagree with any such calculation, the Agent may reasonably recalculate such Average Maturity, and any such recalculation upon disclosure to Servicer and Seller shall be prima facie evidence of such Average Maturity absent manifest error.

     "Bank of Montreal" means Bank of Montreal, a Canadian chartered bank.

     "Bank Rate" for any Yield Period for any Portion of Investment of the Participation means an interest rate per annum equal to the Applicable Margin above the Eurodollar Rate for such Yield Period; provided, further, that in the case of

         (i) any Yield Period on or prior to the first day of which the Agent shall have been notified by a Liquidity Bank or the Purchaser that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Liquidity Bank or the Purchaser to fund any Portion of Investment (based on the Eurodollar Rate) set forth above (and such Liquidity Bank or the Purchaser, as applicable, shall not have subsequently notified the Agent that such circumstances no longer exist),

         (ii)   any Yield Period of one to (and including) 13 days,

         (iii) any Yield Period as to which the Agent does not receive notice, by no later than 12:00 noon (Chicago time) on (w) the second Business Day preceding the first day of such Yield Period that the Seller desires that the related Portion of Investment be funded at the CP Rate, (x) the third Business Day preceding the first day of such Yield Period that the Seller desires that the related Portion of Investment be funded at the Bank Rate, or (y) the Seller has given the notice contemplated by clause (w) of this clause (iii) and the Agent shall have notified the Seller that funding the related Portion of Investment at the CP Rate is unacceptable to the Purchaser, or

         (iv) any Yield Period relating to a Portion of Investment which is less than $1,000,000,

the "Bank Rate" for each such Yield Period shall be an interest rate per annum equal to the Base Rate in effect on each day of such Yield Period. Notwithstanding the foregoing, the "Bank Rate" for each day in a Yield Period occurring during the continuance of a Termination Event shall be an interest rate equal to 2% per annum above the Base Rate in effect on such day.

         "Bankruptcy Code" means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. (S) 101, et seq.), as amended from time to time.

         "Base Rate" means for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the rate of interest most recently announced by Bank of Montreal at its branch in Chicago, Illinois as its prime commercial rate for United States loans made in the United States.

         "Business Day" means any day on which (i) both (A) the Agent at its branch office in Chicago, Illinois is open for business and (B) commercial banks in, Atlanta, Boston, Houston, Los Angeles, New York City or Pittsburgh are not authorized or required to be closed for business, and (ii) if this definition of "Business Day" is utilized in connection with the Eurodollar Rate, dealings are carried out in the London interbank market.

         "Change in Control" means the occurrence of any of the following circumstances:

         (a) any Person or two or more Persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934), directly or indirectly, of Securities of Imperial (or other Securities convertible into such Securities) representing 40% or more of the combined voting power of all Securities entitled to vote in the election of directors;

         (b) during any period of up to 12 consecutive months, whether commencing before or after the date hereof, the membership of the Board of Directors of Imperial changes for any reason (other than by reason of death, disability, or scheduled retirement) so that the majority of the Board of Directors is made up of Persons who were not directors at the beginning of such 12 month period; or

         (c) Holly Sugar Corporation ceases to own directly or indirectly at least 100% of the outstanding capital stock of the Seller.

         "Closing Date" has the meaning set forth in Section 1.1 of the Purchase and Contribution Agreement.

         "Collection Account" means that certain bank account maintained at Mellon Bank, N.A. which is (i) identified as the "Imperial Securitization Corporation Collection Account," (ii) pledged, on a first-priority basis, to the Purchaser pursuant to Section 1.2(d), and (iii) is governed by the Collection Account Agreement.

         "Collection Account Agreement" means a letter agreement, in the form of Annex C to the Agreement, among the Seller, the Agent and the Collection Account Bank, as the same may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the Agreement.

         "Collection Account Bank" means the bank holding the Collection
Account.

         "Collection Delay Period" means 2.0 times the Average Maturity or such other number of days as the Agent may from time to time select (after consultation with the Seller) upon three Business Days' notice to the Seller.

         "Collections" means, with respect to any Pool Receivable, (a) all funds which are received by the Seller or the Servicer in payment of any amounts owed in respect of such Receivable (including, without limitation, purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including, without limitation, insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Collections deemed to have been received pursuant to Section 1.4(e) and (c) all other proceeds of such Receivable.

         "Commitment Fee" has the meaning set forth in the Fee Letter.

         "Company Note" has the meaning set forth in Section 3.2 of the Purchase and Contribution Agreement.

         "Concentration Percentage" means, for any Obligor, the percentage equal to (a) the aggregate Outstanding Balances of all Eligible Receivables of such Obligor divided by (b) the aggregate Outstanding Balances of all Eligible Receivables then in the Receivables Pool.

         "Contract" means, with respect to any Receivable, any and all contracts, understandings, instruments, agreements, invoices, notes, or other writings pursuant to which such Receivable arises or which evidences such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

         "Contributed Receivables" shall have the meaning set forth in
Section 1.1 of the Purchase and Contribution Agreement.

         "Contributed Value" has the meaning set forth in Section 3.4 of the Purchase and Contribution Agreement.

         "CP Rate" for any Yield Period for any Portion of Investment of the Participation means, to the extent the Purchaser funds such Portion of Investment for such Yield Period by issuing Notes, a rate per annum equal to the sum of (i) the rate (or if more than one rate, the weighted average of the rates) at which Notes of the Purchaser having a term equal to such Yield Period and to be issued to fund such Portion of Investment may be sold by any placement agent or commercial paper dealer selected by the Agent on behalf of the Purchaser, as agreed between each such agent or dealer and the Agent and notified by the Agent to the Servicer; provided, that if the rate (or rates) as agreed between any such agent or dealer and the Agent with regard to any Yield Period for such Portion of Investment is a discount rate (or rates), then such rate shall be the rate (or if more than one rate, the weighted average of the rates) resulting from converting such discount rate (or rates) to an interest-bearing equivalent rate per annum, plus (ii) the commissions and charges charged by such placement agent or commercial paper dealer with respect to such Notes, expressed as a percentage of such face amount and converted to an interest-bearing equivalent rate per annum.

         "Credit Agreement" means the Amended and Restated Credit Agreement, dated as December 22, 1997, as amended by the First Amendment, dated as of March 31, 1998, the Second Amendment, dated as of September 28, 1998 and the Third Amendment, dated as of June 30, 1999 ( as amended, supplemented or otherwise modified from time to time) among Imperial, formerly known as Imperial Holly Corporation, the several lenders from time to time parties thereto, Lehman Commercial Paper, Inc., as Syndication agent, Lehman Brothers Inc., as Arranger and Harris Trust and Savings Bank, as Administration Agent and Collateral Agent.

         "Credit and Collection Policy" means those receivables credit and collection policies and practices of the Servicer in effect on the date of the Agreement and described in Schedule I hereto, as modified in compliance with the Agreement.

         "Debt" means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of kinds referred to in clauses (i) through (iv) above, and (vi) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

         "Default Ratio" means the ratio (expressed as a percentage and rounded upward to the nearest 1/100 of 1%) computed as of the last day of each Fiscal Month by dividing (i) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during such Fiscal Month or that would have been Defaulted Receivables on such day had they not been written off the books of the Seller during such month by (ii) the aggregate credit sales made by all the Originators during the month that is two Fiscal Months before such month.

         "Defaulted Receivable" means a Receivable:

               (i) as to which any payment, or part thereof, remains unpaid for more than 61 days from the invoice date for such Receivable or such other number of days from the invoice date for such Receivable approved by the Agent subject to the satisfaction of the Rating Agency Condition;

               (ii) as to which the Obligor thereof or any other Person obligated thereon or owning any Related Security in respect thereof has taken any action, or suffered any event to occur, of the type described in paragraph (g) of Exhibit V hereto; or

               (iii) which, consistent with the Credit and Collection Policy, would be written off the Seller's books as uncollectible.

         "Delinquency Ratio" means the ratio (expressed as a percentage and rounded upward to the nearest 1/100 of 1%) computed as of the last day of each Fiscal Month by dividing (i) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day by (ii) the aggregate Outstanding Balance of all Pool Receivables on such day.

         "Delinquent Receivable" means a Receivable which is not a Defaulted Receivable and:

               (i) as to which any payment, or part thereof, remains unpaid for more than 31 days from the invoice date for such Receivable or such other number of days from the invoice date for such Receivable approved by the Agent subject to the satisfaction of the Rating Agency Condition; or

               (ii) which, consistent with the Credit and Collection Policy, would be classified as delinquent by the Seller.

         "Designated Obligor" means, at any time, all Obligors except any Obligor as to which the Agent has given notice to Seller that such Obligor shall not be considered a Designated Obligor, such notice to become effective on the last day of the Fiscal Month in which such notice is given.

         "Dilution Ratio" means, for any Fiscal Month, the ratio (expressed as a percentage and rounded upwards to the nearest 1/100th of 1%) of (a) the extent to which the aggregate Outstanding Balance of all Pool Receivables during such period that have been reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any discount or adjustment made by Seller or Servicer or any dispute between the Seller or the Servicer and an Obligor, to (b) the aggregate credit sales made by all the Originators during the Fiscal Month that is two months prior to such Fiscal Month.

         "Discount" means:

               (i) for the Portion of Investment of the Participation for any Yield Period to the extent the Purchaser will be funding such Portion of Investment on the first day of such Yield Period through the issuance of Notes,

                               CPR x I x ED + TF
                                         --
                                        360

               (ii) for the Portion of Investment of the Participation for any Yield Period to the extent the Purchaser will not be funding such Portion of Investment on the first day of such Yield Period through the issuance of Notes,

                                         ED
                                         --
                              BR x I x Year + TF


         where:

          BR   =      the Bank Rate for the Portion of Investment of
                      the Participation for such Yield Period

          I    =      the Portion of Investment of the Participation
                      during such Yield Period

          CPR  =      the CP Rate for the Portion of Investment of the
                      Participation for such Yield Period

          ED   =      the actual number of days during such Yield Period

          Year = if such Portion of Capital is funded based upon: (i) the Eurodollar Rate, 360 days, and
                      (ii) the Base Rate, 365 or 366 days, as
                      applicable

          TF   =      the Termination Fee, if any, for the Portion of
                      Investment of the Participation for such Yield
                      Period

provided, however, that during the occurrence and continuance of a Termination Event, the CP Rate shall not be available and Discount for each Portion of Capital shall be determined for each day in a Yield Period using a rate equal to the Base Rate in effect on such day plus 2.0%; provided, further, that no provision of the Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable law; and provided, further, that Discount for the Portion of Investment of the Participation shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

         "Discount Reserve" for the Participation at any time means (a) the sum of (i) the Termination Discount at such time for the Participation, and (ii) the then accrued and unpaid Discount for the Participation, divided by (b) 1 minus the Loss Reserve.

         "Dividends" means any dividend or distribution (in cash or obligations) on any shares of any class of Seller's capital stock or any warrants, options or other rights with respect to shares of any class of Seller's capital stock.

         "Eligible Receivables" means, at any time, Receivables:

               (i) the Obligor of which is (i) a United States resident or OECD resident; provided, however, if the Obligor of such Receivable is a resident of a jurisdiction other than the United States or OECD, such Obligor's obligations with respect to such Receivables are supported by a letter of credit or guaranty from an entity with a rating of at least
         (a) BBB by Standard & Poor's and (b) Baa2 by Moody's, (ii) not a government or a governmental subdivision, affiliate or agency; provided, however, if the Obligor of such Receivable is a government or a governmental subdivision, affiliate or agency, the aggregate Outstanding Balance of all Pool Receivables of such Obligor that are Eligible Receivables when added to the aggregate Outstanding Balance of all other Eligible Receivables of Obligors that are governments or governmental subdivisions, affiliates or agencies shall not exceed 3% of the Net Receivables Pool Balance, (iii) not an Affiliate of Imperial or any Affiliate of Imperial, (iv) not subject to an exchange agreement with any Originator, and (v) not deemed unacceptable by the Agent, and;

               (ii) which are denominated and payable only in U.S. dollars in the United States;

               (iii) which have a stated maturity and which stated maturity is not more than 60 days after the date on which such Receivable was invoiced;

               (iv) which arise under a Contract which is in full force and effect and which is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms; except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law or (ii) the availability of the remedy of specific performance or any other equitable remedies subject to the discretion of the courts;

               (v) which conform in all material respects with all applicable laws, rulings and regulations in effect;

               (vi) which are not the subject of any asserted dispute, offset, hold back defense, Adverse Claim or other claim and which do not arise from the sale of inventory which is subject to any Adverse Claim;

               (vii) which comply with the requirements of the Credit and Collection Policy;

               (viii) which arise from the sale and delivery of goods or services in the ordinary course of Seller's business;

               (ix) which do not require the consent of the related Obligor to be sold or assigned;

               (x) which have not been modified or restructured since their creation, except as permitted pursuant to Section 4.2 of the Agreement;

               (xi) in which the Seller owns good and valid title and which are freely assignable by the Seller;

               (xii) for which the Purchaser shall have a valid and enforceable undivided percentage ownership interest or a first priority perfected security interest, to the extent of the Participation, and a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim;

               (xiii) which constitute accounts (and the Purchaser has not informed the Seller that such account is not acceptable) as defined in the UCC, and which are not evidenced by instruments or chattel paper;

               (xiv) which are not Defaulted Receivables or Delinquent Receivables;

               (xv) the Obligor of which is not the Obligor of Defaulted Receivables in an aggregate amount in excess of 30% of the aggregate Outstanding Balance of all Receivables of such Obligor;

               (xvi)  the Obligor of which is a Designated Obligor; and

               (xvii) which do not constitute "bill and hold" or "goods on consignment" receivables;

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

         "ERISA Affiliate" shall mean with respect to any Person, at any time, each trade or business (whether or not incorporated) that would, at the time, be treated together with such Person as a single employer under Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

         "Eurodollar Rate" means, for any Yield Period, an interest rate per annum (rounded upward to the nearest 1/100th of 1%) determined pursuant to the following formula:

Eurodollar Rate =                   LIBOR
                    ------------------------------------
                    1.00 - Eurodollar Reserve Percentage

Where,

         "Eurodollar Reserve Percentage" means, for any Yield Period, the maximum reserve percentage (expressed as a decimal, rounded upward to the nearest 1/100th of 1%) in effect on the date LIBOR for such Yield Period is determined under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to "Eurocurrency" funding (currently referred to as "Eurocurrency liabilities") having a term comparable to such Yield Period; and

         "Facility Termination Date" means the earlier of (a) June 30, 2004 and
(b) the current scheduled termination date of the commitments of the Liquidity Banks under the Liquidity Agreement.

         "Fairway" means Fairway Finance Corporation, a Delaware corporation.

          "Federal Funds Rate" means, for any period, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such day opposite the caption "Federal Funds (Effective)". If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotation") for such day under the caption "Federal Funds Effective Rate." If on any relevant day the appropriate rate for such previous day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

         "Fee Letter" has the meaning set forth in Section 1.5.

         "Final Payout Date" means the date following the Facility Termination Date on which no Investment or Discount in respect of the Participation under the Agreement shall be outstanding and all other amounts payable by the Originators, the Seller or the Servicer to the Purchaser, the Agent or any other Affected Person under the Transaction Documents shall have been paid in full.

         "Fiscal Month" means each accounting period listed on Schedule IV hereto, as updated with respect to additional accounting periods by notice from the Servicer to the Agent.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation any court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Guaranteed Obligations" has the meaning set forth in Section 3.2.

         "Harris" means Harris Trust and Savings Bank.

         "IDI" has the meaning set forth in the preamble to the Agreement.

         "Imperial" has the meaning set forth in the preamble to the Agreement.

         "Indemnified Amounts" has the meaning set forth in Section 3.1.

         "Indemnified Party" has the meaning set forth in Section 3.1.

         "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidations, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

         "Investment" means the amount paid to the Seller in respect of the Participation by the Purchaser pursuant to the Agreement, or such amount divided or combined in accordance with Section 1.7, in each case reduced from time to time by Collections distributed and applied on account of such Investment pursuant to Section 1.4(d). If such Investment shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Investment shall be increased by the amount of such rescinded or returned distribution, as though it had not been made.

         "Investment Grade" means, with respect to any Person's long term public senior debt securities, a rating of at least BBB- by Standard & Poor's or Baa3 by Moody's Investors Service, Inc.; provided, that if such Person's long term public senior debt securities are rated by more than one of the foregoing rating agencies, then each such rating agency which rates such securities shall have given them a rating at least equal to the categories specified above.

         "LIBOR" means the rate of interest per annum (i) for deposits in U.S. dollars for a period equal to such Yield Period which appears on Telerate Page 3750 or (ii) if such rate does not appear on Telerate Page 3750, determined by the Liquidity Agent to be the arithmetic mean

(rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates of interest per annum notified to the Liquidity Agent as the rate of interest at which dollar deposits in the approximate amount of the Investment associated with such Yield Period would be offered to major banks in the London interbank market at their request, in each case at or about 11:00 a.m. (London time) on the second Business Day prior to the commencement of such Yield Period.

         "Liquidation Account" means that certain bank account maintained at Mellon Bank, N.A., which is (i) identified as the "Imperial Securitization Corporation Liquidation Account," (ii) pledged, on a first-priority basis, to the Purchaser pursuant to Section 1.2(d), and (iii) is governed by the Liquidation Account Agreement.

         "Liquidation Account Agreement" means a letter agreement, in the form of Annex D to the Agreement, among the Seller, the Agent and the Liquidation Account Bank, as the same may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the Agreement.

         "Liquidation Account Bank" means the bank holding the Liquidation Account.

         "Liquidity Agent" means such Person as designated under the Liquidity Agreement.

         "Liquidity Agreement" means a Liquidity Asset Purchase Agreement in form and substance satisfactory to the Rating Agencies executed in connection with this Agreement, among the purchasers thereunder, the Liquidity Agent, Fairway and Nesbitt Burns, as servicing agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

         "Liquidity Bank" has the meaning set forth in Section 5.3(b).

         "Lock-Box Account" means an account maintained at a bank or other financial institution for the purpose of receiving Collections established pursuant to Section 4.3 and as listed on Schedule II.

         "Lock-Box Agreement" means an agreement, in substantially the form of Annex A, between the Seller and each Lock-Box Bank.

         "Lock-Box Bank" means any of the banks or other financial institutions holding one or more Lock-Box Accounts.

         "Loss Percentage" means, on any date, the greatest of (i) 9%, (ii) 4 times the sum of (x) the highest average of the Default Ratios for any three consecutive calendar months during the twelve most recent calendar months, plus
(y) the highest average of the Dilution Ratios for any three consecutive calendar months during the twelve most recent calendar months, (iii) 3 times the quotient (expressed as a percentage) of (x) the aggregate Outstanding Balance of the Eligible Receivables then included in the Net Receivable Pool Balance of the non-Investment Grade Obligor with the greatest amount of Receivables included in the Net Receivables Pool Balance divided by (y) Net Receivables Pool Balance on such date, and (iv) 4 times the highest average of Loss-to-Liquidation Ratios for any three consecutive calendar months during the twelve most recent calendar months.

         "Loss Reserve" means, for the Participation, on any date, an amount equal to

                                   LP x NRPB
where:

     LP        =    the Loss Percentage for the Participation on such date.

     NRPB      =    Net Receivables Pool Balance.

         "Loss-to-Liquidation Ratio" means the ratio (expressed as a percentage and rounded upward to the nearest 1/100th of 1%) computed as of the last day of each Fiscal Month by dividing (i) the aggregate Outstanding Balance of all Pool Receivables written off by the Seller, or which should have been written off by the Seller in accordance with the Credit and Collection Policy, during such Fiscal Month by (ii) the aggregate amount of Collections of Pool Receivables actually received during such period.

         "Material Adverse Effect" has the meaning set forth in Section 5.20 of the Purchase and Contribution Agreement.

         "Moody's" means Moody's Investors Service, Inc.

         "Net Receivables Pool Balance" means at any time an amount equal to the sum of (a) the aggregate Outstanding Balances of Eligible Receivables then in the Receivables Pool minus (b) the aggregate amount by which the Outstanding Balance of the Eligible Receivables of each Obligor then in the Receivables Pool exceeds the product of (A) the Normal Concentration Percentage for such Obligor multiplied by (B) the Outstanding Balance of the Eligible Receivables then in the Receivables Pool.

         "Normal Concentration Percentage" for any Obligor means at any time 2.5% if such Obligor is not a Special Obligor, or if such Obligor is a Special Obligor, 10% if such Special Obligor is rated AA- or better by S&P and Aa3 or better by Moody's, 8% if such Special Obligor is rated A or better by S&P and A2 or better by Moody's, 6% if such Special Obligor is rated BBB+ or better by S&P and Baa1 or better by Moody's and 4% if such Special Obligor is not so rated but is rated at least BBB- by S&P and Baa3 by Moody's.

         "Note Issuer" has the meaning set forth in Section 5.3(a).

         "Notes" means short-term promissory notes issued or to be issued by any Note Issuer (including, without limitation, Fairway) to fund its investments in accounts receivable or other financial assets.

         "Obligor" means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

         "Originator" has the meaning set forth in the Purchase and Contribution Agreement.

         "Outstanding Balance" of any Receivable at any time means the then outstanding principal balance thereof.

         "Participation" means, at any time, the undivided percentage ownership interest in (i) each and every Pool Receivable now existing or hereafter arising, other than any Pool Receivable that arises on or after the Facility Termination Date, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security. Such undivided percentage interest shall be computed as

                              I + DR + LR  + SFR
                              ------------------
                                      NRB

where:

           I      =    the Investment of the Participation at the time of
                       computation.
           DR     =    the Discount Reserve of the Participation at the time of
                       computation.
           LR     =    the Loss Reserve of the Participation at the time of
                       computation.
           SFR    =    the Servicing Fee Reserve of the Participation at the
                       time of computation.
           NRB    =    the Net Receivables Pool Balance at the time of
                       computation.

The Participation shall be determined from time to time pursuant to the provisions of Section 1.3.

         "Participation Report" means a report, in substantially the form of Annex F hereto, furnished by the Servicer to the Agent pursuant to the Agreement.

         "Participation Report Date" means the 20th Business Day following the last day of each Fiscal Month.

         "Payment Date" has the meaning set forth in Section 1.4 of the Purchase and Contribution Agreement.

         "Permitted Investments" shall mean any of the following (a) negotiable instruments or securities represented by instruments in bearer or registered or in book-entry form which evidence (i) obligations fully guaranteed by the United States of America; (ii) time deposits in, or bankers acceptances issued by, any depositary institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by Federal or state banking or depositary institution authorities; provided, however, that at the time of investment or contractual commitment to invest therein, the certificates of deposit or short-term deposits, if any, or long-term unsecured debt obligations (other than such obligation whose rating is based on collateral or on the credit of a Person other than such institution or trust company) of such depositary institution or trust company shall have a credit rating from Moody's and S&P of at least "P-1" and "A-1", respectively, in the case of the certificates of deposit or short-term deposits, or a rating not lower than one of the two highest investment categories granted by Moody's and by S&P; (iii) certificates of deposit having, at the time of investment or contractual commitment to invest therein, a rating from Moody's and S&P) of at least "P-1" and "A-1", respectively; or (iv) investment in money market funds rated in the highest investment category or otherwise approved in writing by the applicable rating agencies; (b) demand deposits in any depositary institution or trust company referred to in (a)(ii) above; (c) commercial paper (having original or remaining maturities of no more than 30 days) having, at the time of investment or contractual commitment to invest therein, a credit rating from Moody's and S&P of at least "P-1" and "A-1", respectively; (d) Eurodollar time deposits having a credit rating from Moody's and S&P of at least "P-1" and "A-1", respectively; and (e) repurchase agreements involving any of the Permitted Investments described in clauses (a)(i), (a)(iii) and (d) of this definition so long as the other party to the repurchase agreement has at the time of investment therein, a rating from Moody's and S&P of at least "P-1" and "A-1", respectively.

         "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

         "Pool Receivable" means a Receivable in the Receivables Pool.

         "Portion of Investment" has the meaning set forth in Section 1.7. In addition, at any time when the Investment of the Participation is not divided into two or more portions, "Portion of Investment" means 100% of the Investment of the Participation.

         "Prime Rate" has the meaning set forth in Section 2.1 of the Purchase and Contribution Agreement.

         "Program Fee" has the meaning set forth in the Fee Letter.

         "Program Support Provider" means and includes any Liquidity Bank and any other or additional Person (other than any customer of the Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, the Purchaser or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with Fairway's securitization program.

         "Program Support Agreement" means and includes the Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for the issuance of one or more letters of credit for the account of the Purchaser, the issuance of one or more surety bonds for which the Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, the sale by the Purchaser to any Program Support Provider of the Participation (or portions thereof) and/or the making of loans and/or other extensions of credit to the Purchaser in connection with the Purchaser's securitization program, together with any letter of credit, surety bond or other instrument issued thereunder.

         "Purchase and Contribution Agreement" means the Purchase and Contribution Agreement, dated as of June 30, 1999, among the Originators, the Servicer and the Seller, as the same may be modified, supplemented, amended and amended and restated from time to time in accordance with the Transaction Documents.

         "Purchase and Sale Indemnified Amount" has the meaning set forth in
Section 9.1 of the Purchase and Contribution Agreement.

         "Purchase and Sale Indemnified Party" has the meaning set forth in
Section 9.1 of the Purchase and Contribution Agreement.

         "Purchase and Sale Termination Date" has the meaning set forth in
Section 1.4 of the Purchase and Contribution Agreement.

         "Purchase and Sale Termination Event" has the meaning set forth in
Section 8.1 of the Purchase and Contribution Agreement.

         "Purchase Limit" means $110,000,000, as such amount may be reduced pursuant to Section 1.1(b). References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit minus the then outstanding Investment of the Participation under the Agreement.

         "Purchase Facility" has the meaning set forth in Section 1.1 of the Purchase and Contribution Agreement.

         "Purchase Price" has the meaning set forth in Section 2.1 of the Purchase and Contribution Agreement.

         "Purchase Report" has the meaning set forth in Section 2.1 of the Purchase and Contribution Agreement.

         "Purchaser" has the meaning set forth in the preamble to the Agreement.

         "Purchaser's Account" means the special account number 254-58-04 of the Purchaser maintained at the office of Harris Trust and Savings Bank in Chicago, Illinois (ABA #071-000-288), or such other account as may be so designated in writing by the Agent to the Seller and the Servicer.

         "Rate Variance Factor" means 1.50.

         "Rating Agencies" means Moody's and S&P.

         "Rating Agency Condition" means, with respect to any event or occurrence, receipt by the Issuer of written confirmation from S&P's and Moody's that such event or occurrence shall not cause the rating of the then outstanding Notes to be downgraded or withdrawn."

         "Receivable" means any indebtedness and other obligations owed to any Originator or the Seller or any right of any Originator or the Seller to payment from or on behalf of an Obligor, whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by any Originator or the Seller, and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto. Indebtedness and other obligations arising from any one transaction, including, without limitation, indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction.

         "Receivables Pool" means at any time all of the then outstanding Receivables purchased by the Seller pursuant to the Purchase and Contribution Agreement prior to the Facility Termination Date (excluding any Receivables that have been reconveyed by the Seller to any Originator pursuant to Section 3 of the Purchase and Contribution Agreement).

         "Related Rights" has the meaning set forth in Section 1.1 of the Purchase and Contribution Agreement.

         "Related Security" means, with respect to any Receivable:

               (i) all of the Seller's interest in any goods (including returned goods), and documentation or title evidencing the shipment or storage of any goods (including returned goods), relating to any sale giving rise to such Receivable;

               (ii) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings signed by an Obligor relating thereto; and

               (iii) all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable whether pursuant to the Contract related to such Receivable or otherwise.

         "Responsible Officer" means when used with respect to the Seller, Imperial, the Performance Guarantor, IDI or the Servicer any officer of such person assigned by such person to administer its affairs, including but not limited to, any President, Vice President, Secretary, Assistant Secretary, Treasurer, Assistant Treasurer, Chief Financial Officer or any officer of such person customarily performing functions similar to those performed by any of the above designated officers.

         "S&P" means Standard and Poor's a division of the McGraw Hill Companies, Inc.

         "Seller" has the meaning set forth in the preamble to the Agreement.

         "Servicer" has the meaning set forth in the preamble to the Agreement.

         "Servicer Report" means a report, in substantially the form of Annex E hereto, furnished by the Servicer to the Agent pursuant to the Agreement.

         "Servicer Report Date" means the 10th Business Day following the last day of each Fiscal Month.

         "Servicing Fee" shall mean the fee referred to in Section 4.6.

         "Servicing Fee Reserve" for the Participation at any time means the sum of (i) the unpaid Servicing Fee relating to the Participation accrued to such time, plus (ii) an amount equal to (a) the Net Receivables Pool Balance at the time of computation multiplied by (b) the product of (x) the percentage per annum at which the Servicing Fee is accruing on such date and (y) a fraction having the sum of the Average Maturity plus the Collection Delay Period (each as in effect at such date) as its numerator and 360 as its denominator.

         "Settlement Period" for each Portion of Investment means each period commencing on the first day and ending on the last day of each Yield Period for such Portion of Investment and, on and after the Termination Date, such period (including, without limitation, a period of one day) as shall be selected from time to time by the Agent.

         "Solvent" has the meaning set forth in Section 5.20 of the Purchase and Contribution Agreement.

         "Special Obligor" means an Obligor having a long-term public senior debt rating of at least Investment Grade or which has been approved by the Agent and the Surety Bond Provider; provided, however, each of the Rating Agencies shall have provided a notice in writing to the Agent to the effect that the inclusion of such Obligor as a Special Obligor will not result in the downgrading or withdrawal of such Rating Agencies' current rating of the Notes.

         "Sub-Servicer" shall have the meaning set forth in Section 4.1(d).

         "Surety Bond Provider" means MBIA Insurance Corporation, a stock insurance company organized under the laws of the State of New York.

         "Tangible Net Worth" means, with respect to any Person, the net worth of such Person after subtracting therefrom the aggregate amount of such Person's any intangible assets (other than Receivables), including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks or brand names.

         "Termination Date" means the earlier of (i) the Business Day which the Seller so designates by notice to the Agent at least 30 Business Days in advance and (ii) the Facility Termination Date.

         "Termination Day" means (i) each day on which the conditions set forth in Section 2 of Exhibit II are not satisfied and (ii) each day which occurs on or after the Termination Date.

         "Termination Discount" means, for the Participation on any date, an amount equal to the Rate Variance Factor on such date multiplied by the product of (i) the Investment of the Participation on such date and (ii) the product of
(a) the Base Rate for the Participation plus 2% per annum for a 30-day Yield Period deemed to commence on such date and (b) a fraction having as its numerator the sum of the Average Maturity plus the Collection Delay Period (each as in effect at such date) and 360 as its denominator.

         "Termination Event" has the meaning specified in Exhibit V.

         "Termination Fee" means, for any Yield Period during which a Termination Day occurs, the amount, if any, by which (i) the additional Discount (calculated without taking into account any Termination Fee or any shortened duration of such Yield Period pursuant to clause (iv) of the definition thereof) which would have accrued during such Yield Period on the reductions of Investment of the Participation relating to such Yield Period had such reductions remained as Investment, exceeds (ii) the income, if any, received by the Purchaser from the Purchaser investing the proceeds of such reductions of Investment, as determined by the Agent, which determination shall be binding and conclusive for all purposes, absent manifest error.

         "Total Reserves" means the sum of the Discount Reserve, the Loss Reserve and the Serving Fee Reserve.

         "Transaction Documents" means the Agreement, the Fee Letter, the Purchase and Contribution Agreement, the Lock-Box Agreements, the Collection Account Agreement, the Liquidation Account Agreement and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with the Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with the Agreement.

         "UCC" means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

         "Unmatured Termination Event" means an event which, with the giving of notice or lapse of time, or both, would constitute a Termination Event.

         "Yield Period" means, with respect to each Portion of Investment:

         (a) initially the period commencing on the date of a purchase pursuant to Section 1.2 and ending such number of days as the Seller shall select, subject to the approval of the Agent pursuant to Section 1.2, up to 60 days after such date; and

         (b) thereafter each period commencing on the last day of the immediately preceding Yield Period for any Portion of Investment of the Participation and ending such number of days (not to exceed 60 days) as the Seller shall select, subject to the approval of the Agent pursuant to
     Section 1.2, on notice by the Seller received by the Agent (including notice by telephone, confirmed in writing) not later than 11:00 a.m. (Chicago time) on such last day, except that if the Agent shall not have received such notice or approved such period on or before 11:00 a.m. (Chicago time) on such last day, such period shall be one day; provided, that

             (i) any Yield Period in respect of which Discount is computed by reference to the Bank Rate shall be a period from one to and including 60 days;

             (ii) any Yield Period (other than of one day) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding

          Business Day; provided, however, if Discount in respect of such Yield Period is computed by reference to the Eurodollar Rate, and such Yield Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Yield Period shall end on the next preceding Business Day;

             (iii) in the case of any Yield Period of one day, (A) if such Yield Period is the initial Yield Period for a purchase pursuant to
          Section 1.2, such Yield Period shall be the day of purchase of the Participation; (B) any subsequently occurring Yield Period which is one day shall, if the immediately preceding Yield Period is more than one day, be the last day of such immediately preceding Yield Period, and, if the immediately preceding Yield Period is one day, be the day next following such immediately preceding Yield Period; and (C) if such Yield Period occurs on a day immediately preceding a day which is not a Business Day, such Yield Period shall be extended to the next succeeding Business Day; and

             (iv) in the case of any Yield Period for any Portion of Investment of the Participation which commences before the Termination Date and would otherwise end on a date occurring after the Termination Date, such Yield Period shall end on such Termination Date and the duration of each Yield Period which commences on or after the Termination Date shall be of such duration as shall be selected by the Agent.

     Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of Texas, and not specifically defined herein, are used herein as defined in such Article 9. Unless the context otherwise requires, "or" means "and/or," and "including" (and with correlative meaning "include" and "includes") means including without limiting the generality of any description preceding such term.

                                  EXHIBIT II

                            CONDITIONS OF PURCHASES


     1. Conditions Precedent to Initial Purchase. The initial purchase under the Agreement is subject to the conditions precedent that the Agent shall have received on or before the date of such purchase the following, each in form and substance (including the date thereof) satisfactory to the Agent:

     (a) A counterpart of this Agreement and the other Transaction Documents duly executed by the parties thereto.

     (b) Certified copies of (i) the resolutions of the Board of Directors of each of the Seller, the Servicer and each Originator authorizing the execution, delivery, and performance by the Seller, the Servicer and the Originator of the Transaction Documents to which they are a party, (ii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Agreement and the other Transaction Documents and (iii) the certificate of incorporation and by-laws of the Seller, the Servicer and each Originator.

     (c) A certificate of the Secretary or Assistant Secretary of each of the Seller, the Servicer and each Originator certifying the names and true signatures of its officers authorized to sign the Agreement and the other Transaction Documents to which it is a party. Until the Agent receives a subsequent incumbency certificate from the Seller, the Servicer and an Originator in form and substance satisfactory to the Agent, the Agent shall be entitled to rely on the last such certificate delivered to it by the Seller, the Servicer and an Originator, as the case may be.

     (d) Copies of proper financing statements, that have been duly executed on or before the date of such initial purchase under the UCC of all jurisdictions that the Agent may deem necessary or desirable in order to perfect the interests of the Purchaser contemplated by the Agreement and other Transaction Documents in the form satisfactory for filing.

     (e) Copies of proper financing statements, that have been executed on or before the date of such initial purchase if any, necessary to release all security interests and other rights of any Person in the Receivables, Contracts or Related Security previously granted by the Seller in the form satisfactory for filing.

     (f) Completed UCC requests for information, dated on or before the date of such initial purchase, listing the financing statements referred to in subsection (e) above and all other effective financing statements filed in the jurisdictions referred to in subsection (e) above that name the Seller as debtor, together with copies of such other financing statements (none of which shall cover any Receivables, Contracts or Related Security), and similar search reports with respect to federal tax liens and liens of the Pension Benefit Guaranty Corporation in such jurisdictions as the Agent may request, showing no such liens on any of the Receivables, Contracts or Related Security.

     (g) Copies of executed (i) Lock-Box Agreements with the Lock-Box Banks,
(ii) the Collection Account Agreement with the Collection Account Bank, and
(iii) the Liquidation Account Agreement with the Liquidation Account Bank.

     (h) Favorable opinions of (i) Baker & Botts, L.L.P., counsel for the Seller, the Servicer, the Performance Guarantor and (ii) counsel for the Originators and Imperial in form and substance acceptable to the Agent and as to corporate and such other matters as the Agent may reasonably request.

     (i) Favorable opinions of (i) Baker & Botts, L.L.P. counsel for the Seller and Imperial, and (ii) counsel for the Originators substantially in form of any substance acceptable to the Agent and as to bankruptcy matters.

     (j) a pro-forma Servicer Report.

     (k) Evidence (i) of the execution and delivery by each of the parties thereto of the Purchase and Contribution Agreement and all documents, agreements and instruments contemplated thereby (which evidence shall include copies, either original or facsimile, of each of such documents, instruments and agreements), (ii) that each of the conditions precedent to the execution and delivery of the Purchase and Contribution Agreement has been satisfied to the Agent's satisfaction, and (iii) that the initial purchases under the Purchase and Contribution Agreement have been consummated.

     (l) Evidence of payment by the Seller of all accrued and unpaid fees (including those contemplated by the Fee Letter), costs and expenses to the extent then due and payable on the date thereof, together with Attorney Costs of the Agent to the extent invoiced prior to or on such date, plus such additional amounts of Attorney Costs as shall constitute the Agent's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings; including any such costs, fees and expenses arising under or referenced in
Section 5.4.

     (m) The Fee Letter between the Seller and the Agent contemplated by
Section 1.5.


     (n) Good standing certificates with respect to the Seller, each Originator and the Servicer issued by the Secretaries of State of the States of such Person's organization and principal place of business.

     (o) Satisfactory results of a review and audit (performed by representatives of the Agent) of the Servicer's collection, operating and reporting systems, the Credit and Collection Policy of each Originator, historical receivables data and accounts, including satisfactory results of a review of the Servicer's operating location(s) and satisfactory review and approval of the Eligible Receivables in existence on the date of the initial purchase under the Agreement.

     (p) [Intentionally omitted]

     (q) Written approval of the Facility by the Bank of Montreal and Harris Trust and Savings Bank.

     (r) Such other approvals, opinions or documents as the Agent may reasonably request.

     2. Conditions Precedent to All Purchases and Reinvestments. Each purchase (including the initial purchase) and each reinvestment shall be subject to the further conditions precedent that:

     (a) in the case of each purchase, (but not reinvestment) the Servicer shall have delivered to the Agent on or prior to such purchase, in form and substance satisfactory to the Agent, a completed Servicer Report with respect to the immediately preceding Fiscal Month, dated within 15 days prior to the date of such purchase together with a listing by Obligor of all Receivables and such additional information as may reasonably be requested by the Agent;

     (b) on the date of such purchase or reinvestment the following statements shall be true (and acceptance of the proceeds of such purchase or reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true):

         (i) the representations and warranties contained in Exhibit III are true and correct on and as of the date of such purchase or reinvestment as though made on and as of such date; and

         (ii) no event has occurred and is continuing, or would result from such purchase or reinvestment, that constitutes a Termination Event or an Unmatured Termination Event; and

         (iii) in the case of purchases only, no event of the type described in clause(e) of Exhibit V has occurred and is continuing; and

     (c) the Agent shall have received such other approvals, opinions or documents as it may reasonably request.

                                  EXHIBIT III

                        REPRESENTATIONS AND WARRANTIES


     Representations and Warranties of the Seller. The Seller represents and warrants as follows:

     (a) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business, and is in good standing, as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified unless any failure to be so qualified would not materially adversely effect the business, operations or financial condition of Seller or the ability of Seller to perform its obligations under this Agreement or the other Transaction Documents or the collectibility of the Receivables or the validity or enforceability of this Agreement or other Transaction Documents.

     (b) The execution, delivery and performance by the Seller of the Agreement and the other Transaction Documents to which it is a party, including the Seller's use of the proceeds of purchases and reinvestments, (i) are within the Seller's corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene or result in a default under or conflict with (1) the Seller's charter or by-laws, (2) any law, rule or regulation applicable to the Seller, (3) any contractual restriction binding on the Seller or its property or to which the Seller is a party, or (4) any order, writ, judgment, award, injunction or decree binding on or applicable to the Seller or its property, and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. The Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Seller.

     (c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery and performance by the Seller of the Agreement or any other Transaction Document to which it is a party other than those previously obtained or UCC filings.

     (d) Each of the Agreement and the other Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.


                                     III-1

     (e) There is no pending or threatened action or proceeding affecting the Seller before any Governmental Authority or arbitrator which could reasonably be expected to materially adversely affect the business, operations, property, financial or other condition or operations of the Seller, the ability of the Seller to perform its obligations under the Agreement or the other Transaction Documents or the collectibility of the Receivables, or which affects or purports to affect the legality, validity or enforceability of the Agreement or the other Transaction Documents.

     (f) The Seller is the legal and beneficial owner of the Pool Receivables and Related Security, free and clear of any Adverse Claim; upon each purchase or reinvestment, the Purchaser shall acquire a valid and enforceable perfected undivided percentage ownership interest or first priority perfected security interest, to the extent of the Participation, in each Pool Receivable then existing or thereafter arising and in the Related Security and Collections and other proceeds, with respect thereto, free and clear of any Adverse Claim; the Agreement creates a security interest in favor of the Purchaser in the items described in Section 1.2(d), and the Purchaser has a first priority perfected security interest in such items, free and clear of any Adverse Claims. No effective financing statement or other instrument similar in effect covering any Contract or any Pool Receivable or the Related Security or Collections with respect thereto or any Lock-Box Account is on file in any recording office, except those filed in favor of the Purchaser relating to the Agreement (or except as to the Closing Date only, pursuant to the Credit Agreement, with respect to which proper financing statements necessary to release all such security interests have been executed by the secured party thereunder and which shall be in a form satisfactory for filing.)

     (g) Each Servicer Report, information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Seller to the Agent in connection with the Agreement other than projected and pro forma financial statements, is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Agent at such time) as of the date so furnished, and no such item contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. All projections and pro forma financial statements have been prepared by or on behalf of the Seller based upon assumptions believed in good faith to have been reasonable at the time of preparation.

     (h) The principal place of business and chief executive office (as such terms are used in the UCC) of the Seller and the office where the Seller keeps its records concerning the Receivables are located at the address referred to in paragraph (b) of Exhibit IV.

     (i) The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts of the Seller at such Lock-Box Banks, are specified in Schedule II to the Agreement (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to the Agent in accordance with the Agreement) and all


                                     III-2

Lock-Box Accounts are subject to Lock-Box Agreements. All Obligors have been directed to make all payment with respect to each Contract to a Lock-Box Account.

     (j) The Seller is not in violation of any order of any court, arbitrator or Governmental Authority.

     (k) No proceeds of any purchase or reinvestment will be used for any purpose that violates any applicable law, rule or regulation, including, without limitation, Regulations G or U of the Federal Reserve Board.

     (l) Each Pool Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance is an Eligible Receivable as of the date of such calculation.

     (m) No event has occurred and is continuing, or would result from a purchase in respect of, or reinvestment in respect of, the Participation or from the application of the proceeds therefrom, which constitutes a Termination Event, provided that, the Seller makes no representation or warranty hereunder as to the creditworthiness of any Obligor under any Pool Receivable.

     (n) The Seller and the Servicer have complied in all material respects with the Credit and Collection Policy with regard to each Receivable.

     (o) The Seller has complied with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents.

     (p) The Seller's complete corporate name is set forth in the preamble to the Agreement, and the Seller does not use and has not during the last six years used any other corporate name, trade name, doing-business name or fictitious name, except as set forth on Schedule III and except for names first used after the date of the Agreement and set forth in a notice delivered to the Agent pursuant to paragraph (l)(vii) of Exhibit IV.

     (q) Seller has filed prior to delinquency all federal and other tax returns and reports required by law to have been filed by it and has paid, or will pay prior to delinquency all taxes and governmental charges thereby shown to be owing.

     (r) The Seller is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     (s) The consolidated balance sheet of Imperial as at September 30, 1998, a copy of which has been furnished to the Agent, fairly presents the financial condition of Imperial, as at such date, and since the date of such balance sheet, there has been no material adverse change in the financial condition of the Seller or Imperial or the ability of the Seller or any Originator to perform their obligations under the Agreement or the other Transaction Documents


                                     III-3
to which it is a party or the collectibility of the Pool Receivables, or which affects the legality, validity or enforceability of the Agreement or the other Transaction Documents.

     (t) There is no pending or threatened action or proceeding affecting the Seller, Servicer or any Originator before any Governmental Authority or arbitrator which could reasonably be expected to have a materially adversely affect the business, operations, property, financial or other condition or operations of such Person, the ability of such Person to perform its obligations under the Agreement or the other Transaction Documents or the collectibility of the Pool Receivables, or which affects or purports to affect the legality, validity or enforceability of the Agreement or the other Transaction Documents.


                                     III-4

                                  EXHIBIT IV

                                   COVENANTS


     Covenants of the Seller and the Servicer. Until the latest of the Facility Termination Date, the date on which no Investment of or Discount in respect of the Participation shall be outstanding or the date all other amounts owed by the Seller under the Agreement to the Purchaser, the Agent and any other Indemnified Party or Affected Person shall be paid in full:

     (a) Compliance with Laws, Etc. Each of the Seller and the Servicer shall comply in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications, and privileges would not materially adversely affect the collectibility of the Receivables or the enforceability of any related Contract or the ability of the Seller or the Servicer to perform its obligations under any related Contract or under the Agreement.

     (b) Offices, Records and Books of Account, Etc. The Seller (i) shall keep its principal place of business and chief executive office (as such terms are used in the UCC) and the office where it keeps its records concerning the Receivables at the address of the Seller set forth under its name on the signature page to the Agreement or, upon at least 30 days' prior written notice of a proposed change to the Agent, at any other locations in jurisdictions where all actions reasonably requested by the Agent to protect and perfect the interest of the Purchaser in the Receivables and related items (including without limitation the items described in Section 1.2(d)) have been taken and completed and (ii) shall provide the Agent with at least 60 days' written notice prior to making any change in the Seller's name or making any other change in the Seller's identity or corporate structure (including a merger) which could render any UCC financing statement filed in connection with this Agreement "seriously misleading" as such term is used in the UCC; each notice to the Agent pursuant to this sentence shall set forth the applicable change and the effective date thereof. The Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).

     (c) Performance and Compliance with Contracts and Credit and Collection Policy. The Seller shall, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract.

     (d) Ownership Interest, Etc. The Seller shall, at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable undivided ownership interest, to the extent of the Participation, in the Pool Receivables and the Related Security and Collections and other proceeds with respect thereto, and a first priority perfected security interest in the items described in Section 1.2(d), in each case free and clear of any Adverse Claim, in favor of the Purchaser, including, without limitation, taking such action to perfect, protect or more fully evidence the interest of the Purchaser under the Agreement as the Purchaser, through the Agent, may request.

     (e) Sales, Liens, Etc. The Seller shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any or all of its right, title or interest in, to or under, any item described in Section 1.2(d) (including without limitation the Seller's undivided interest in any Receivable, Related Security, or Collections, or upon or with respect to any account to which any Collections of any Receivables are sent), or assign any right to receive income in respect of any items contemplated by this paragraph (e); provided, however, that the Seller may reconvey Receivables to any Originator pursuant to Section 3 of the Purchase and Contribution Agreement.

     (f) Extension or Amendment of Receivables. Except as provided in the Agreement or the Credit and Collection Policy, neither the Seller nor the Servicer shall extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any related Contract that could reasonably be expected to have an adverse effect on the collection of Receivables.

     (g) Change in Business or Credit and Collection Policy. Neither the Seller nor the Servicer shall make any material change in the character of its business or in the Credit and Collection Policy, or any change in the Credit and Collection Policy that would reasonably be expected to adversely affect the collectibility of the Receivables Pool or the enforceability of any related Contract or the ability of the Seller or Servicer to perform its obligations under any related Contract or under the Agreement. Neither the Seller nor the Servicer shall make any other material change in the Credit and Collection Policy without the prior written consent of the Agent.

     (h) Audits. Each of the Seller and the Servicer shall, from time to time during regular business hours upon reasonable notice as requested by the Agent, permit the Agent, or its agents or representatives, (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Seller or the Servicer relating to Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of the Seller and the Servicer for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Receivables and the Related Security or the Seller's or Servicer's performance hereunder or under the Contracts with any of the officers, employees, agents or contractors of the Seller having knowledge of such matters.

     (i) Change in Lock-Box Banks, Lock-Box Accounts and Payment Instructions to Obligors. Neither the Seller nor the Servicer shall add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account from those listed in
Schedule II to the Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Seller or the Servicer or payments to be made to any Lock-Box Account (or related post office box), unless the Agent shall have consented thereto (such consent not to be unreasonably withheld by the Agent) and the Agent shall have received copies of all agreements and documents (including without limitation Lock-Box Agreements) that it may request in connection therewith.

     (j) Deposits to Lock-Box Accounts. The Seller shall, or shall cause the Servicer to, (i) instruct all Obligors to make payments of all Receivables to one or more Lock-Box Accounts or to post office boxes to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such post office boxes to be removed and deposited into a Lock-Box Account on a daily basis), and (ii) deposit, or cause to be deposited, any Collections of Pool Receivables received by it or the Servicer into Lock-Box Accounts not later than three Business Days after receipt thereof. Each Lock-Box Account, the Collection Account and the Liquidation Account shall at all times be subject to a Lock-Box Agreement, Collection Account Agreement or Liquidation Account Agreement, respectively. Neither the Seller nor the Servicer will deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Pool Receivables.

     (k) Marking of Records. At its expense, the Seller (or the Servicer on its behalf) shall mark its master data processing records relating to Pool Receivables and related Contracts, including with a legend evidencing that the undivided percentage ownership interests with regard to the Participation related to such Receivables and related Contracts have been sold in accordance with the Agreement.

     (l) Reporting Requirements. The Seller will provide to the Agent (in multiple copies, if requested by the Agent) the following:

         (i) as soon as available and in any event within 60 days after the end of the first three quarters of each fiscal year of Imperial, consolidated balance sheets of Imperial and its subsidiaries (including the Seller) as of the end of such quarter and consolidated statements of income and retained earnings of Imperial and its subsidiaries (including the Seller) for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of Imperial;

         (ii) as soon as available and in any event within 60 days after the end of the first three quarters of each fiscal year of the Seller, balance sheets of the Seller and its subsidiaries as of the end of such quarter and statements of income and retained earnings of the Seller and its subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Seller;

         (iii) as soon as available and in any event within 120 days after the end of each fiscal year of the Seller and Imperial, a copy of the annual report for such year for the Seller and Imperial and its subsidiaries, containing financial statements for such year audited by a nationally recognized independent certified public accountants;

         (iv) as soon as available and in any event not later than the Servicer Report Date, a Servicer Report as of the Fiscal Month ended immediately prior to such Servicer Report Date ;

         (v) as soon as available and in any event not later than the Participation Report Date, a Participation Report as of the Fiscal Month ended immediately prior to such Participation Report Date;

         (vi) as soon as possible and in any event within five Business Days after a Responsible Officer of the Seller or Servicer obtains knowledge of the occurrence of each Termination Event or event which, with the giving of notice or lapse of time, or both, would constitute a Termination Event, a statement of the chief financial officer of the Seller setting forth details of such Termination Event or event and the action that the Seller has taken and proposes to take with respect thereto;

         (vii) promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any Affiliate files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition which could, in the aggregate, reasonably be expected to result in the imposition of liability on the Seller and/or any such Affiliate in excess of $5,000,000;

         (viii) at least thirty days prior to any change in the Seller's name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof;

         (ix) such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Seller or any of its Affiliates as the Agent may from time to time reasonably request;

         (x) promptly after a Responsible Officer of the Seller obtains knowledge thereof, notice of any litigation, investigation or proceeding which may exist at any time between the Seller or the Servicer, on the one hand, and any other Person if not cured or if adversely determined, as the case may be, would be reasonably expected to have a material adverse effect on the business, operations, property or financial or other condition of the Seller, any Originator or the Servicer, as the case may be;

         (xi) promptly after a Responsible Officer of the Seller obtains knowledge thereof, notice of a material adverse change in the business, operations, property or financial or other condition of the Seller; and


         (xii) as soon as possible and in any event within five Business Days after a Responsible Officer of the Seller, the Servicer or the Performance Guarantor obtains knowledge thereof, notice of any change in rating of the Performance Guarantor's unsecured debt.

     (m) Separate Corporate Existence. Each of the Seller and the Servicer hereby acknowledges that Purchaser and the Agent are entering into the transactions contemplated by the Agreement and the Transaction Documents in reliance upon the Seller's identity as a legal entity separate from the Servicer and any Originator. Therefore, from and after the date hereof, the Seller and the Servicer shall take all reasonable steps to continue the Seller's identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of the Servicer, any Originator and any other Person, and is not a division of the Servicer or any Originator or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the covenant set forth in paragraph (a) of this Exhibit IV, the Seller and the Servicer shall take such actions as shall be required in order that:

         (i) The Seller will be a limited purpose corporation whose primary activities are restricted in its certificate of incorporation to purchasing Receivables from the Originators, entering into agreements for the servicing of such Receivables, selling undivided interests in such Receivables and conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

         (ii) Not less than one member of Seller's Board of Directors (the "Independent Directors") shall be individuals who are not direct, indirect or beneficial stockholders, officers, directors, employees, affiliates, associates, customers or suppliers of any Originator or any of its Affiliates. The Seller's Board of Directors shall not approve, or take any other action to cause the commencement of a voluntary case or other proceeding with respect to the Seller under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law, or the appointment of or taking possession by, a receiver, liquidator, assignee, trustee, custodian, or other similar official for the Seller unless in each case the Independent Directors shall approve the taking of such action in writing prior to the taking of such action. The Independent Directors' fiduciary duty shall be to the Seller (and creditors) and not to the Seller's shareholders in respect of any decision of the type described in the preceding sentence. In the event an Independent Director resigns or otherwise ceases to be a director of the Seller, there shall be selected a replacement Independent Director who shall not be an individual within the proscriptions of the first sentence of this clause (ii) or any individual who has any other type of professional relationship with any Originator or any of its Affiliates or any management personnel of any such Person or Affiliate and who shall be
     (x) a tenured professor at a business or law school, (y) a retired judge or
     (z) an established independent member of the business community, having a sound reputation and experience relative to the duties to be performed by such individual as an Independent Director;

         (iii) No Independent Director shall at any time serve as a trustee in bankruptcy for any Originator or any Affiliate thereof;

         (iv) Any employee, consultant or agent of the Seller will be compensated from the Seller's own bank accounts for services provided to the Seller except as provided herein in respect of the Servicer's Fee. The Seller will engage no agents other than a servicer for the Receivables, which servicer will be fully compensated for its services to the Seller by payment of the Servicer's Fee;

         (v) The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service its Receivables. The Seller will pay the Servicer a monthly Servicer's fee at a market rate based on the level of Receivables being managed by the Servicer. The Seller will not incur any material indirect or overhead expenses for items shared between the Seller and any Originator or any Affiliate thereof which are not reflected in the Servicer's Fee. To the extent, if any, that the Seller and any Originator or any Affiliate thereof share items of expenses not reflected in the Servicer's Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered, it being understood that Imperial shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including, without limitation, legal and other fees;

         (vi) The Seller's operating expenses will not be paid by any Originator or any Affiliate thereof unless the Seller shall have agreed in writing with such Person to reimburse such Person for any such payments;

         (vii) The Seller will have its own separate mailing address and stationery;

         (viii) The Seller's books and records will be maintained separately from those of each Originator or any Affiliate thereof;

         (ix) Any financial statements of any Originator or any Affiliate thereof which are consolidated to include the Seller will contain detailed notes clearly stating that the Seller is a separate corporate entity and has sold ownership interests in the Seller's accounts receivable;

         (x) The Seller's assets will be maintained in a manner that facilitates their identification and segregation from those of any Originator and any Affiliate thereof;

         (xi) The Seller will strictly observe corporate formalities in its dealings with any Originator and any Affiliate thereof, and funds or other assets of the Seller will not be commingled with those of any Originator or any Affiliate thereof. The Seller shall not maintain joint bank accounts or other depository accounts to which any Originator or any Affiliate thereof (other than IDI in its capacity as Servicer) has independent access. None of the Seller's funds will at any time be pooled with any funds of any Originator or any Affiliate thereof;

         (xii)  Intentionally omitted; and

         (xiii) The Seller will maintain arm's length relationships with the Originator and any Affiliate thereof. Any Originator or any Affiliate thereof that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services. Neither the Seller nor any Originator or any Affiliate thereof will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other.

     (n) Mergers, Acquisitions, Sales, etc.

         (i)    The Seller shall not

         (A) be a party to any merger or consolidation, or directly or indirectly purchase or otherwise acquire, whether in one or a series of transactions, all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, assign, convey or lease any of its property and assets (including, without limitation, any Pool Receivable or any interest therein) other than pursuant to this Agreement;

         (B) make, incur or suffer to exist an investment in, equity contribution to, loan, credit or advance to, or payment obligation in respect of the deferred purchase price of property from, any other Person, except for obligations incurred pursuant to the Transaction Documents; or

         (C) create any direct or indirect Subsidiary or otherwise acquire direct or indirect ownership of any equity interests in any other Person.

     (o) Restricted Payments.

         (i)    General Restriction. Except in accordance with this subparagraph
     (o), the Seller shall not (A) purchase or redeem any shares of its capital stock, (B) declare or pay any Dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any subordinated indebtedness of the Seller, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any Originator. Actions of the type described in this clause (i) are herein collectively called "Restricted Payments".

         (ii) Types of Permitted Payments. Subject to the limitations set forth in clause (iii) below, the Seller may make Restricted Payments so long as such Restricted Payments are made only to the Originators and only in one or more of the following ways:

         (A) Seller may make cash payments (including prepayments) on the Company Notes in accordance with their terms; and

         (B) if no amounts are then outstanding under the Company Notes, the Seller may declare and pay Dividends.

         (iii) Specific Restrictions. The Seller may make Restricted Payments only out of Collections paid or released to the Seller pursuant to Sections 1.4(b). Furthermore, the Seller shall not pay, make or declare

         (A) any Dividend if, after giving effect thereto, Seller's Tangible Net Worth would be less than five (5) percent of the Outstanding Balance of the Pool Receivables; or

         (B) any Restricted Payment (including any Dividend) if, after giving effect thereto, any Termination Event or Unmatured Termination Event shall have occurred and be continuing.

     (p) Use of Seller's Share of Collections. The Seller shall apply its share of Collections to make payments in the following order of priority: first, the payment of its expenses (including, without limitation, the obligations payable to Purchaser, the Affected Persons and the Agent under the Transaction Documents), second, the payment of accrued and unpaid interest on the Company Notes, third, the payment of the outstanding principal amount of the Company Notes, and fourth, other legal and valid corporate purposes.

     (q) Amendments to Certain Documents.

         (i) The Seller shall not amend, supplement, amend and restate, or otherwise modify the Purchase and Contribution Agreement, the Company Notes, any other document executed under the Purchase and Contribution Agreement, the Collection Account Agreement, the Lock-Box Agreements, the Liquidation Account Agreement or the Seller's certificate of incorporation or by-laws, except (A) in accordance with the terms of such document, instrument or agreement and (B) with the advance written consent of the Agent.

         (ii) The Seller shall not, and shall not permit any Originator to enter into or otherwise become bound by, any agreement, instrument, document or other arrangement that restricts its right to amend, supplement, amend and restate or otherwise modify, or to extend or renew, or to waive any right under, this Agreement or any other Transaction Document.

     (r) Incurrence of Indebtedness. The Seller shall not (i) create, incur or permit to exist, any Debt or liability or (ii) cause or permit to be issued for its account any letters of credit or bankers' acceptances, except for Debt incurred pursuant to the Company Notes and liabilities incurred pursuant to or in connection with the Transaction Documents or otherwise permitted therein.

                                   EXHIBIT V

                              TERMINATION EVENTS

     Each of the following shall be a "Termination Event":

     (a) The Servicer, any Originator or Seller shall fail to make when due any payment or deposit to be made by it under the Agreement or any other Transaction Document and such failure shall continue unremedied for two Business Days; or

     (b) IDI (or any Affiliate thereof) shall fail to transfer to any successor Servicer when required any rights, pursuant to the Agreement, which IDI (or such Affiliate) then has as Servicer; or

     (c) Any representation or warranty made or deemed made by the Seller, any Originator or the Servicer (or any of their respective officers) under or in connection with the Agreement or any information or report delivered by the Seller or the Servicer pursuant to the Agreement shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; provided, however, if the violation of this paragraph (c) by the Seller or Servicer may be cured without any potential or actual detriment to the Purchaser, the Agent, or any Program Support Provider, the Seller or the Servicer as applicable shall have 30 days from the earlier of (i) a Responsible Officer of such Person's knowledge of such failure and (ii) notice to a Responsible Officer of such Person of such failure to cure any such violation, before a Termination Event shall occur so long as such Person is diligently attempting to effect such cure; or

     (d) The Seller, any Originator or the Servicer shall fail to perform or observe any other term, covenant or agreement contained in the Agreement or any other Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for 30 days after a Responsible Officer of the Seller, any Originator or Servicer, as applicable, has notice or knowledge thereof (or, with respect to a failure to deliver the Servicer Report pursuant to the Agreement, such failure shall remain unremedied for five Business Days); or

     (e) The Seller or any Originator shall fail to pay any principal of or premium or interest on any of its Debt which is outstanding in a principal amount of at least $10,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period (and shall not have been waived), if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt and shall continue after the applicable grace period (and shall not have been waived), if any, specified in such agreement, mortgage, indenture or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

     (f) The Agreement or any purchase or any reinvestment pursuant to the Agreement shall for any reason (other than pursuant to the terms hereof) (i) cease to create, or the Participation shall for any reason cease to be, a valid and enforceable perfected undivided percentage ownership interest or a first priority perfected security interest, to the extent of the Participation in each Pool Receivable and the Related Security and Collections and other proceeds with respect thereto, free and clear of any Adverse Claim or (ii) cease to create with respect to the items described in Section 1.2(d), or the interest of the Purchaser with respect to such items shall cease to be, a valid and enforceable first priority perfected security interest, free and clear of any Adverse Claim; or

     (g) The Seller or the Originator shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller or any Originator seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or Seller or any Originator shall take any corporate action to authorize any of the actions set forth above in this paragraph (g); or

     (h) As of the last day of any Fiscal Month (i) the arithmetic average for the most recent three Fiscal Months of (A) the Default Ratios shall exceed 4%, or (B) the Delinquency Ratios from the date hereof until December 31, 1999 shall not exceed 6%, and thereafter shall not exceed 5% or (C) the Dilution Ratio shall exceed 2.5% or (ii) the arithmetic average of the Loss-to-Liquidation Ratios for the most recent twelve Fiscal Months shall exceed 1%; or

     (i) at anytime (i) the sum of (A) The Investment plus (B) the Total Reserves, exceeds (ii) the sum of (A) the Net Receivables Pool Balance at such time plus (B) the Purchaser's share of the amount of Collections and Permitted Investments then on deposit in the

Collection Account (other than amounts therein representing Discount and fees), and such circumstance shall not have been cured within five Business Days; or

     (j) A Change in Control shall occur; or

     (k) The Internal Revenue Service shall file notice of a lien pursuant to
Section 6323 of the Internal Revenue Code with regard to any assets of Seller or any Originator and such lien shall not have been released within ten Business Days, or the Pension Benefit Guaranty Corporation shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of Seller; or

     (l) Seller's Tangible Net Worth shall be less than five (5) percent of the Outstanding Balance of the Pool Receivables.

     (m) Imperial shall fail to perform and comply with each of the financial covenants set forth in Section 7.1(c) (Consolidated Interest Coverage Ratio) and
(d) (Consolidated Fixed Charge Coverage Ratio) of the Credit Agreement) as in effect on the date hereof, (subject to the proviso below, regardless of whether such covenants may be amended, modified or waived from time to time in the accordance with the Credit Agreement), each of which covenants and agreements, together with all related definitions, exhibits and ancillary provisions, are hereby incorporated in this Agreement by reference as though specifically set forth in this paragraph (m) and shall survive the termination and/or expiration of the Credit Agreement; provided, however, that if the Consolidated Interest Coverage Ratio, (as such term is defined in the Credit Agreement), is greater than 1.75 to 1.00 and at least 50% of the Lenders, (as such term is defined in the Credit Agreement) of which Harris is a part, approves any amendment, modification or waiver of such ratio, then a Termination Event shall only occur with respect to a failure to comply with such Section 7.1(c) if Imperial shall fail to comply with the covenant set forth in Section 7.1(c) of the Credit Agreement as so amended, modified or waived.